UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SONOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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January 19, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonos, Inc. The Annual Meeting will be held on March 9, 2023. To allow for participation by all of our stockholders, regardless of their geographic location, the Annual Meeting will be held entirely online. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/SONO2023 and by entering the 16-digit control number included on your Notice of Internet Availability, your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Pacific Time, with login beginning at 9:45 a.m., Pacific Time, via a live webcast on the internet.

The matters expected to be acted upon at the Annual Meeting are listed in the Notice of Annual Meeting of Stockholders and more fully described in the accompanying proxy statement. We have also made available or provided our Annual Report on Form 10-K for the fiscal year ended October 1, 2022, which contains important business and financial information regarding Sonos.

Your vote is important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares will be represented, please cast your vote as soon as possible via the internet or by telephone, or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend.

Sincerely,

Patrick Spence

Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT

Your vote is important. As described in your electronic proxy materials notice or on the enclosed paper proxy card and voting instructions, please vote by: (1) accessing the internet website, (2) calling the toll-free number, or (3) signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MARCH 9, 2023: THE PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

SONOS, INC.

614 Chapala Street

Santa Barbara, CA 93101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 19, 2023

Time and Date:	March 9, 2023 at 10:00 a.m. Pacific Time
Place:	Virtually at www.virtualshareholdermeeting.com/SONO2023
Items of Business:	1.	Elect the three Class II directors listed in the accompanying proxy statement.
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Sonos, Inc. for the fiscal year ending September 30, 2023.
	3.	Conduct an advisory vote to approve named executive officer compensation (the say-on-pay vote).
	4.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:	Only stockholders of record at the close of business on January 12, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Proxy Voting:

Each share of common stock that you own represents one vote.

For questions regarding your stock ownership, you may contact us through our website at https://investors.sonos.com or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement, form of proxy and our 2022 Annual Report are being distributed or made available on or about January 19, 2023.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote or submit your proxy via the internet, or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Edward Lazarus

Chief Financial Officer, Chief Legal Officer and Corporate Secretary

Santa Barbara, California

January 19, 2023

SONOS, INC.

PROXY STATEMENT FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements. With the exception of historical information, the matters discussed in this proxy statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended October 1, 2022 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur. All forward-looking statements speak only as of the date of this proxy statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this proxy statement, whether as a result of new information, future events or otherwise.

Information appearing on sonos.com is not a part of and is not incorporated by reference in this Proxy Statement.

EXECUTIVE SUMMARY

This proxy statement (“Proxy Statement”) is first being made available to stockholders on or about January 19, 2023 in connection with the solicitation by the Board of Directors (the “Board”) of Sonos, Inc. of proxies for use at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Except as otherwise indicated or where the context otherwise requires, in this Proxy Statement, “Sonos,” the “Company,” “we,” “us” and “our” refer to Sonos, Inc.; “you,” “your,” “yours” and other words of similar import refer to stockholders of Sonos; and “Fiscal 2023” refers to the fiscal year ending September 30, 2023, “Fiscal 2022” refers to the fiscal year ended October 1, 2022, “Fiscal 2021” refers to the fiscal year ended October 2, 2021 and “Fiscal 2020” refers to the fiscal year ended October 3, 2020.

Highlights of certain information contained elsewhere in this Proxy Statement are provided below. This summary does not contain all of the information you should consider before you decide how to vote, and we encourage you to read the entire Proxy Statement carefully before voting.

2023 Annual Meeting of Stockholders

Date and Time:	March 9, 2023 at 10:00 a.m. PST
Place:	Virtually at www.virtualshareholdermeeting.com/SONO2023
Record Date:	January 12, 2023
Voting:	Holders of common stock are entitled to one vote per share on all matters to be presented at the Annual Meeting

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation
Proposal No. 1: Election of Directors	23	Plurality	FOR EACH NOMINEE
Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2023	30	Majority of votes cast	FOR
Proposal No. 3: Advisory vote to approve named executive officer compensation (the say-on-pay vote)	32	Majority of votes cast	FOR

Director Nominees

Director Nominee	Director Since	Primary Occupation	Independent	Committee Memberships
				Audit	CPD&I	NCG
Thomas Conrad	March 2017	CEO, Zero Longevity Science, Inc.	√		Chair
Julius Genachowski	September 2013	Managing Director, The Carlyle Group	√	X		Chair
Michelangelo Volpi	March 2010	Partner, Index Ventures	√ (Chairperson)			X

CPD&I = Compensation, People and Diversity & Inclusion Committee

NCG = Nominating and Corporate Governance Committee

Fiscal 2022 Business Highlights

Sonos is one of the world's leading sound experience brands. We pioneered multi-room, wireless audio products, debuting the world’s first multi-room wireless sound system in 2005. Today, our products include wireless, portable, and home theater speakers, components, and accessories to address consumers’ evolving audio needs. We are known for delivering unparalleled sound, thoughtful design aesthetic, simplicity of use, and an open platform. We frequently introduce new services and features across our platform, providing our customers with enhanced functionality, improved sound, and an enriched user experience. We are committed to continuous technological innovation as reflected in our growing global patent portfolio. Our innovative products, seamless customer experience, and expanding global footprint have driven 17 consecutive years of sustained revenue growth since our first product launch.

Our business model is predicated on the unique Sonos flywheel, which consists of acquiring new customers, referred to as households, and selling more products to our existing customers. Our households add more products to their home over time as well as become advocates who help us acquire additional new customers. Existing customers telling their friends and family to buy Sonos remains the leading driver of new customers.

In Fiscal 2022, despite navigating increasingly challenging macroeconomic headwinds and periods of supply-related challenges, Sonos once again achieved strong financial and operational results. Fiscal 2022 highlights include:

Financial Results
$1.752 billion Revenue	Net Income of $67.4 million Adjusted EBITDA of $226.5 million	Cash and cash equivalents of $274.9 million at year-end	Improved Home Theater Market Share
2.1% increase over Fiscal 2021 4.9% increase over Fiscal 2021 on a constant currency basis	We invested significantly in our future initiatives in Fiscal 2022, with an eye to ensuring increased growth and profitability over the long term	We had no debt at year-end	In the fourth quarter of Fiscal 2022, we saw sequential and year over year improvements in our home theater market share in the US, UK, Germany and the Nordics
Key Metrics
Household base of 14.0 million at year-end	41.8 million registered products at year-end	Saw stabilization in product registration growth in the fourth quarter of Fiscal 2022 and into October 2022
Added 1.4 million new households in Fiscal 2022, an 11% increase over Fiscal 2021	13% increase over Fiscal 2021 Registrations to existing households represented 44% of total	Fourth quarter Fiscal 2022 registrations grew 5%
Products per household continuing to grow, reaching 3.0 in Fiscal 2022. Average multi-product households reached 4.30 products per household in Fiscal 2022
Business/Strategic Highlights
Ecosystem Expansion and Product Innovation Completed three acquisitions in Fiscal 2022 including Mayht, a Netherlands-based company that	Expanded our Brand Liverpool Football Club delivered TV viewership of over 270 million in Season 1/ Fiscal 2022.	Sustainability and Responsibility Recognized as one of the best places to work for LGBTQ+

invented a new, revolutionary approach to audio transducers		equality by the Human Rights Campaign Foundation
Introduced Sonos Voice Control, the first voice experience created purely for listening on Sonos products and designed with privacy at its core	ESPN delivered 205 million impressions in its first season.	Won CIO 100 award for “IT in a Box.”
Introduced five total new products and services, including Ray and Sub Mini	Food52, a platform with a large female following, delivered more than 28 million impressions by the end of Fiscal 2022	Won two awards for our product packaging

For the launch of Roam Colors, more than 170 advocates in the outdoor, travel and wellness spaces delivered inspiring video content showcasing how they Feel More with Sonos, resulting in more than 70 million impressions in Fiscal 2022

Published annual Listen Better Report, highlighting the work we have done to improve our efforts as a responsible company

* See Annex A of this Proxy Statement for reconciliations of non-GAAP items.

Corporate Governance

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Independent Board Oversight. Seven out of eight directors are independent. The roles of Chairperson and Chief Executive are currently separate. Our independent directors meet regularly in scheduled executive sessions without management, and our Chairperson is the presiding director at those meetings.
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Independent Board Committees. Only independent directors serve on the Board’s committees.
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Strategy and Risk. Our Board as a whole has responsibility for risk oversight and exercises this risk oversight responsibility directly and through its committees.
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Board Evaluations. The Board and each committee conducts an annual self-evaluation, led by the Chair of our Nominating and Corporate Governance Committee.
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Stockholder Engagement. We have ongoing engagement with our stockholders throughout the year, which includes governance-focused meetings. In Fiscal 2022, we met with stockholders representing approximately 40% of our outstanding shares.
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No Poison Pill. We do not have a poison pill.
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Diversity and Skilled Board. Our Board is composed of members with diverse professional backgrounds, experience, expertise and viewpoints who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Three out of eight directors are women, and one director is African-American.
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Sustainability & Environmental, Social and Governance (“ESG”). Our Nominating and Corporate Governance Committee has oversight over our ESG program.
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Stock Ownership Requirements. We maintain rigorous stock ownership guidelines for our named executive officers and non-executive directors and monitor compliance with such guidelines.
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Anti-Hedging and Pledging Policies. We prohibit all employees and directors from engaging in hedging transactions and only allow for pledging our common stock in limited circumstances, subject to the approval of our Compliance Officer.

See “Board of Directors and Corporate Governance” beginning on page 12 and “Compensation Discussion and Analysis” beginning on page 38 for more information.

Executive Compensation

We have established a compensation program that seeks to closely align the interests of our named executive officers and other management with the interests of our stockholders.

•
Our compensation program is designed to attract, retain and motivate key executives critical to our success, provide fair and competitive compensation opportunities, integrate compensation with our business plans, and reward both business and individual performance.
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We link pay for performance and stockholder interests by heavily weighting compensation to short-term cash incentive awards and long-term equity awards that are tied to the value of our stock and financial targets. In Fiscal 2022, 91% of target CEO compensation and 80% of our other named executive officers’ target compensation, on average, was composed of variable, at-risk compensation elements.
•
Our annual cash incentive program for our named executive officers consists of pre-established enterprise-wide financial measures (45% revenue and 45% adjusted EBITDA) and diversity, equity, and inclusion goals (10% weight). Fiscal 2022 annual bonuses for our named executive officers were paid out at 6.9% of target based upon achievement against the diversity, equity and inclusion goals. Threshold goals were not met for the revenue and adjusted EBITDA goals.
•
The Compensation, People and Diversity & Inclusion Committee annually evaluates ways to better align compensation program with the Company’s strategic initiatives. We recently introduced performance-based equity for named executive officers and added a diversity, equity, and inclusion metric to our cash incentive program, further emphasizing performance-based pay to better support our pay for performance philosophy.
•
Our compensation program does not include any of the following practices:
o
Single trigger acceleration in connection with a change of control.
o
Material perquisites for executives, except in connection with a business-related relocation.
o
Guaranteed cash severance in the event of termination.
•
At our 2022 annual meeting of stockholders, more than 79% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies.

See “Compensation Discussion and Analysis” beginning on page 38 for more information.

Corporate Social Responsibility

We are committed to creating responsibly-designed products and experiences, which are built by inclusive teams in pursuit of our mission to help the world listen better. In Fiscal 2021, we introduced our Climate Action Plan, with a goal of going carbon neutral by 2030 and reaching net zero by 2040. Our core objective is reducing our carbon emissions. Product energy usage makes up the majority of our emissions, making it a priority of our Climate Action Plan.

In Fiscal 2022, we held an Energy Efficiency Summit that brought together experts from across the company to develop a roadmap for improving device efficiency. To further accelerate our product environmental impact, we formalized a dedicated Product Sustainability team in Fiscal 2022. We are making our products more easily repairable, using safer materials that minimize the use of substances of concern and incorporating recycled plastics. We are also delivering award-winning packaging that uses Forest Stewardship Council-certified paper to replace plastics from the unboxing experience.

In November 2022, Sonos published its fifth annual Listen Better report detailing our ESG efforts and progress against our goals, which is available at https://sustainability.sonos.com/Sustainability-and-Climate-Impact/default.aspx.

See the “Board of Directors and Corporate Governance” section beginning on page 12 for more information.

SONOS, INC.

614 Chapala Street

Santa Barbara, CA 93101

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

January 19, 2023

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of Sonos, Inc. for use at our 2023 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/SONO2023 on March 9, 2023 at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof. Beginning on or about January 19, 2023, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 1, 2022 (the “Annual Report”), is being mailed to our stockholders.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are using the internet as the primary means for furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability with instructions for accessing the proxy materials online, including this Proxy Statement and our Annual Report, and for voting via the internet, by telephone or by mail. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We encourage stockholders to take advantage of the online availability of proxy materials, as we believe it helps in conserving natural resources and reduces our printing and mailing costs.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the proposals described in this Proxy Statement.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote upon three proposals. The proposals are:

1. The election of each of the three Class II directors set forth in Proposal One to serve for a term of three years or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023.

3. An advisory vote to approve named executive officer compensation (the say-on-pay vote).

What is the recommendation of our Board of Directors on each of the proposals scheduled to be voted upon at the Annual Meeting?

Our Board recommends that you vote your shares:

•
FOR each of the nominees to the Board of Directors (Proposal One);
•
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023 (Proposal Two); and
•
FOR the approval, on an advisory basis, of the named executive officer compensation (Proposal Three).

How do I attend the Annual Meeting?

We will host the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Participation in and attendance at the Annual Meeting is limited to stockholders as of the close of business on January 12, 2023 (the “Record Date”). Such stockholders can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/SONO2023 (the “Annual Meeting Website”). The webcast will begin at 10:00 a.m., Pacific Time, on March 9, 2023. Online access will begin at 9:45 a.m., Pacific Time, and we encourage you to access the Annual Meeting prior to the start time.

A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 614 Chapala Street, Santa Barbara, CA 93101. The stockholder list will also be available to stockholders during the meeting at the Annual Meeting Website.

To participate in the Annual Meeting, you will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or the instructions that accompany your proxy materials. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SONO2023.

A replay of the Annual Meeting will be posted as soon as practical on our investor relations website: https://investors.sonos.com/.

Who can vote at the Annual Meeting?

Stockholders as of the Record Date are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 127,345,028 shares of our common stock outstanding and entitled to vote.

Each share of our common stock as of the close of business on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. There is no cumulative voting.

How do I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Voting Instructions

If you are a stockholder of record, you may:

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VOTE AT THE ANNUAL MEETING - if you would like to vote at the Annual Meeting, please follow the instructions that will be available on the Annual Meeting Website during the Annual Meeting;
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VOTE BY MAIL IN ADVANCE OF THE ANNUAL MEETING - if you request a paper proxy card, complete, sign and date the enclosed proxy card, then follow the instructions on the card: or
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VOTE VIA THE INTERNET OR VIA TELEPHONE IN ADVANCE OF THE ANNUAL MEETING - follow the instructions on the proxy card and have the proxy card available when you access the internet website or place your telephone call.

Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on March 8, 2023. If you submit your vote by mail, your completed, signed and dated proxy card must be received prior to the Annual Meeting. Submitting your proxy, whether via the internet, via telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

What if I return my proxy card but do not provide voting instructions?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

Can I change my vote or revoke my proxy?

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•
Delivering to our Corporate Secretary a written notice stating that the proxy is revoked;
•
Signing and delivering a proxy bearing a later date;
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Voting again via internet or by telephone no later than 11:59 p.m. Eastern Time on March 8, 2023; or
•
Attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Will I be able to ask questions at the Annual Meeting?

You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting Website during the Annual Meeting. Only questions pertinent to meeting matters or our Company and submitted in accordance with the Annual Meeting’s Rules of Conduct will be answered during the meeting, subject to time constraints. Questions that are substantially similar may be grouped and answered together to avoid repetition. The Annual Meeting’s Rules of Conduct will be available on the Annual Meeting Website.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote in advance of the Annual Meeting by mail or internet or by telephone or if you have properly submitted a proxy.

What is the vote required for each proposal?

For Proposal One, each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our Board at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” to “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” one of the nominees you specify. If any nominee is unable or unwilling to serve for any reason, proxies may be voted for such substitute nominee as the proxy holder might determine. Proxies may not be voted for more than three directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

For Proposal Two, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.

For Proposal Three, the approval, on an advisory basis, of the named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.

How are abstentions and broker non-votes treated?

Abstentions (i.e. shares present at the Annual Meeting and marked “abstain”) and “broker non-votes” are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker has not received voting instructions from you and is not authorized to vote on that proposal without instructions. A broker is authorized to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not authorized to vote shares held for a beneficial owner on “non-routine” matters without instructions from the beneficial owner of those shares.

Proposals One and Three are each considered a “non-routine” matter. If you do not provide your broker with specific instructions on how to vote your shares, the broker that holds your shares will not be authorized to vote on Proposal One or Three. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Proposal Two is considered a “routine” matter. Brokers have discretionary authority to vote shares that are beneficially owned on Proposal Two.

What does it mean if I receive more than one proxy card?

You may receive more than one set of voting materials for the Annual Meeting, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, your shares may be registered in more than one name or registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card via the internet, telephone or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other information furnished to stockholders. Following the original mailing of the proxy materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the proxy materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote via the internet or by telephone, you are responsible for any internet access or telephone charges you may incur.

Where can I find the voting results?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our Board is responsible for overseeing and providing advice and counsel to our Chief Executive Officer and senior leadership team in the conduct of operating our business and fostering the creation of long-term value for our stockholders. In accordance with our restated certificate of incorporation and our restated bylaws, our Board currently consists of eight directors and is divided into three classes, with staggered three-year terms. As further described below, the current leadership structure of our Board separates the roles of Chairperson and Chief Executive Officer, with Michelangelo Volpi serving as our Chairperson and Patrick Spence serving as our Chief Executive Officer.

Our Board is composed of members with diverse professional backgrounds, experience, expertise and viewpoints who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Many of our directors have experience serving on board and board committees of other public companies, and have an understanding of corporate governance practices and trends and different business challenges and strategies.

Composition of the Board and its Committees; Director Independence; Director Qualifications

Our Board conducts an annual review of the independence of our directors. Our Board has determined that each of the members of our Board, other than Mr. Spence, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). In assessing independence, our Board determined that none of the members of our Board, other than Mr. Spence, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has established an Audit Committee, a Compensation, People and Diversity & Inclusion Committee and a Nominating and Corporate Governance Committee. The Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships, that each member of our Compensation, People and Diversity & Inclusion Committee qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each member of our Audit Committee is financially literate. In addition, our Board has determined that Karen Boone is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K.

The composition of our Board and its committees as of January 19, 2023 is as follows:

					Committee Membership
Name	Age	Class	Director Since	Independent	Audit	Compensation, People and Diversity & Inclusion	Nominating and Corporate Governance
Karen Boone (1)	49	Class I	June 2017	√	Chair	●
Joanna Coles	60	Class I	February 2020	√		●
Thomas Conrad	53	Class II	March 2017	√		Chair
Deirdre Findlay	49	Class III	February 2020	√		●	●
Julius Genachowski	60	Class II	September 2013	√	●		Chair
Panos Panay	50	Class I	August 2020	√	●
Patrick Spence	48	Class III	January 2017
Michelangelo Volpi (2)	56	Class II	March 2010	√			●
(1)
Audit Committee Financial Expert
(2)
Chairperson of the Board

The responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board. Copies of the charters for each committee are available on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.

Audit Committee

The purpose of our Audit Committee is to assist our Board in fulfilling its oversight responsibilities relating to our financial accounting, financial reporting and internal controls. As more fully described in its charter, our Audit Committee has responsibility for, among other things:

•
selecting an accounting firm to serve as the independent registered public accounting firm to audit our financial statements;
•
helping to ensure the independence of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•
developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•
reviewing with management the Company’s significant risk exposures, reviewing our policies for risk assessment and risk management, and steps management has taken to monitor these risks;

•
considering the adequacy of our internal accounting controls and audit procedures;
•
reviewing and approving any proposed transaction between our company and any related party; and
•
approving the fees and other compensation to be paid to our independent registered public accounting firm, and pre-approving all audit and non-audit related services provided by our independent registered public accounting firm.

Compensation, People and Diversity & Inclusion Committee

The purpose of our Compensation, People and Diversity & Inclusion Committee (the “CPD&I Committee”) is to assist our Board with respect to compensation matters and to oversee our policies and strategies relating to culture and people management, including diversity and inclusion. As more fully described in its charter, our CPD&I Committee has responsibility for, among other things:

•
reviewing and determining the compensation of our executive officers and making recommendations to our Board regarding compensation of our non-employee directors;
•
administering our stock and equity incentive plans;
•
reviewing and making recommendations to our Board regarding the adoption or amendment of incentive compensation and equity plans;
•
reviewing the compensation-related disclosures in our proxy statements and human-capital related disclosures in our annual reports;
•
periodically reviewing and assessing our policies, initiatives and results in the areas of diversity and inclusion (other than those within the purview of other committees of the Board); and
•
establishing and reviewing general policies relating to the compensation and benefits of our employees.

Our CPD&I Committee may delegate authorities to subcommittees as it deems appropriate and to the extent permitted under Nasdaq listing standards, and applicable laws, rules and regulations, along with our corporate governance documents.

Nominating and Corporate Governance Committee

The purpose of our Nominating and Corporate Governance Committee is to identify, consider and recommend candidates for membership on our Board, develop and recommend corporate governance policies, oversee the evaluation of our Board and assist our Board with respect to corporate governance matters. As more fully described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:

•
identifying, evaluating and recommending nominees to our Board and committees of our Board;
•
conducting searches for appropriate directors;
•
evaluating the performance of our Board, of the committees of our Board and of individual directors;
•
considering and making recommendations to the Board regarding the composition of the Board and its committees;
•
reviewing developments in corporate governance practices;
•
evaluating the adequacy of our corporate governance practices and reporting;
•
reviewing litigation and other legal matters on a periodic basis that could have a significant impact on the Company;
•
overseeing our corporate social responsibility and sustainability program; and

•
making recommendations to our Board concerning corporate governance matters.

Board Diversity

Our Board seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our Board does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board. Further, our Board is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected.

We believe that the current composition of our Board reflects our commitment to diversity in the areas of gender, ethnicity and professional background. The table below provides additional diversity information regarding our Board as of January 19, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of January 19, 2023)
Board Size:
Total Number of Directors	8
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	5	—	—
Demographic Background:
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Corporate Governance Guidelines set forth our policies and procedures related to corporate governance and cover topics including director qualifications and responsibilities, Board composition and management, and succession planning. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.

We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our Board, officers and employees. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the location specified above.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairperson and Chief Executive Officer may be either separate or combined, and our Board exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of our company. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board will consider various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices. In the event that our Chief Executive Officer holds the Chairperson position, our Board will designate a “lead independent director” by a majority vote of the independent directors, which “lead independent director” shall have the responsibilities set forth in our Corporate Governance Guidelines.

Currently, Michelangelo Volpi, an independent director, serves as our Chairperson. Our Board believes that separating the positions of Chief Executive Officer and Chairperson allows our Chief Executive Officer to focus on setting our strategic direction and over-seeing our day-to-day business, while allowing the Chairperson to lead our Board in its fundamental role of providing independent advice to, and oversight of, management. In addition, we believe that this structure enhances the independent oversight of the Company, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company and increases objectivity of the Board’s evaluation of the Chief Executive Officer role. Mr. Volpi has been the Chairperson of our Board since November 2010, and Patrick Spence has served as our Chief Executive Officer and as a member of our Board since January 2017. Both Mr. Volpi and Mr. Spence were selected to serve in their respective positions due to their extensive experience in senior leadership positions at technology companies.

Our Corporate Governance Guidelines provide the flexibility for our Board to modify this leadership structure as appropriate.

Presiding Director of Non-Employee Director Meetings

Our non-employee directors meet regularly in scheduled executive sessions without management to promote open and honest discussion. Our Chairperson, Mr. Volpi, is the presiding director at these meetings.

Board and Committee Self-Evaluations

Each year, the Board and its committees undergo a review and evaluation of their respective conduct and performance through a self-evaluation questionnaire that assesses, among other things, composition and structure, responsibilities and processes, meetings and materials, and management interactions. Our evaluation process is designed to identify ways in which to enhance the performance of the Board and its committees and to identify specific areas, if any, in need of improvement or strengthening. The Chair of our Nominating and Corporate Governance Committee oversees the evaluation process, which currently includes individual interviews with each director and a report of the results to the full Board.

Our Board of Directors’ Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight. Our Board exercises this risk oversight responsibility directly and through its committees. The risk oversight responsibility of our Board and its committees is informed by reports from our management teams and from our internal audit department that are designed to provide visibility to our Board about the identification, assessment and management of key risks, and our management’s risk mitigation strategies. Our Board has primary responsibility for evaluating strategic and operational risk, including related to significant transactions. Our Audit Committee has primary responsibility for overseeing our major financial and accounting risk exposures, and, among other things, discusses guidelines and policies with respect to assessing and managing risk with management and our independent auditor. Our Audit Committee also has responsibility for overseeing risks related to cybersecurity, data privacy and security. Our CPD&I Committee has responsibility for evaluating risks arising from our compensation and people policies and practices. Our Nominating and Corporate Governance Committee has responsibility for evaluating risks relating to our corporate governance practices. Our committees and management, as appropriate, provide reports to our Board regarding these and other matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our CPD&I Committee in Fiscal 2022 was at any time during Fiscal 2022 or at any other time one of our officers or employees, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal 2022, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or CPD&I Committee.

Board and Committee Meetings and Attendance

Our Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During Fiscal 2022: (i) our Board met five (5) times; (ii) our Audit Committee met six (6) times; (iii) our CPD&I Committee met four (4) times; and (iv) our Nominating and Corporate Governance Committee met four (4) times.

During Fiscal 2022, each member of our Board attended at least 75% of the aggregate of all meetings of our Board and of all meetings of committees of our Board on which such member served that were held during the period in which such director served.

Board Attendance at Annual Meeting of Stockholders

Our policy is to invite and encourage each member of our Board to be present at our annual meetings of stockholders. All of our directors attended our 2022 Annual Meeting held on March 10, 2022.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board, non-management members of our Board as a group, a committee of our Board or a specific member of our Board (including our Chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our Board as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors.

The address for these communications is:

Sonos, Inc.

614 Chapala Street

Santa Barbara, CA 93101

Attn: Corporate Secretary

Stockholder Engagement

We actively engage with major stockholders of the Company, which has been our practice since our initial public offering in 2018. We did not historically engage in a formalized stockholder outreach program with the corporate governance points of contact at these institutional stockholders. In 2022, however, we launched a formalized stockholder outreach program designed to solicit additional feedback from the Company’s stockholders with respect to a number of topics related to our corporate governance structure and policies and executive compensation program. This effort supplements the ongoing communications between our management and stockholders.

As part of the 2022 stockholder outreach campaign, we solicited the views of institutional investors that we believe represented approximately 53% of our issued and outstanding shares owned by institutional investors as of October 1, 2022, and had discussions with and received feedback from investors representing approximately 40% of such outstanding shares. Investors expressed appreciation of our outreach efforts. The results of the stockholder outreach campaign and the feedback we received were discussed with our Nominating and Corporate Governance Committee, particularly with respect to our corporate governance structure, and subsequently shared with our Board. In response to feedback from our stockholders, we enhanced certain disclosures in this Proxy Statement, particularly with respect our practices in setting executive compensation.

We plan to continue various stockholder communication and outreach programs in the future.

Sustainability & Impact

Overview

Sonos’ Sustainability and Impact programs aim to make a positive contribution to society and the environment. We have established five pillars across our Environmental, Social, and Governance work: Product Sustainability, Diversity, Equity & Inclusion, Supply Chain Responsibility, Privacy & Cybersecurity, and Social Impact.

Taking Climate Action

One important focus for Sonos is reducing greenhouse gas (“GHG”) emissions across our operations and value chain while delivering the premium sound experience our customers know and expect. In Fiscal 2021, we established a Climate Action Plan centered on reducing our emissions and guiding our efforts toward those goals.

As part of our Climate Action Plan, we conduct annual carbon footprint assessments. This year, our carbon footprint assessment measured our Fiscal 2021 emissions, and the results showed no significant shifts in our impact areas compared to Fiscal 2020. As with Fiscal 2020, the largest contributor was product energy use, making the reduction of energy use a priority of our Climate Action Plan.

In Fiscal 2022, we held an Energy Efficiency Summit that brought together experts from across the company to develop a roadmap for improving device efficiency. We are making our products more easily repairable, using safer materials that minimize the use of substances of concern and incorporating recycled plastics. We are also delivering award-winning packaging that utilizes Forest Stewardship Council (“FSC”) certified paper to replace plastics from the unboxing experience.

In Fiscal 2022, Sonos conducted our first climate risk screening assessment, evaluating physical and transition risks and opportunities using the framework established by the Task Force on Climate-Related Financial Disclosures (“TCFD”). This initial screening found that Sonos’ exposure to such physical risks is low. During the screening, we found that transition risks (such as legal, reputational, and policy changes) are more difficult to predict and require further investigation. In Fiscal 2023, we will plan to expand the scope of our risk analysis and explore issuing a full TCFD report.

Product Sustainability

Designing products to last and actively working to reduce their environmental footprint is integral to our sustainability mission. In Fiscal 2022, we established a dedicated Product Sustainability team that brings together experts from across Sonos and is focused on the reduction of GHG emissions and the environmental impact of our products and packaging.

For new products in development, we are focusing on five areas: energy efficiency, design for serviceability, safer materials minimizing the use of substances of concern, and circular materials (minimizing single-use plastics, committing to FSC-certified fibers, and increasing recycled content). As product energy use is the most significant contributor to our carbon footprint, our energy efficiency efforts are focused on utilizing hardware with power-saving features and continually improving our software to reduce power consumption. To optimize for refurbishment, repair, and end-of-life recycling, we are making our products easier to disassemble and reassemble.

We are also committed to creating products and packaging that minimize the use of substances of concern. We meet or exceed all relevant regulatory requirements and voluntarily minimize the use of nonregulated harmful substances.

Supply Chain Audits

We are committed to respecting human rights in our supply chain through a robust Supplier Code of Conduct, trusted relationships with suppliers and verified audits of labor practices and environmental conditions. We conduct in-person audits of key suppliers, who represent 80% of our supply chain spend, to confirm their compliance with our Supplier Code of Conduct. If a noncompliance is identified, we will work with our suppliers to take corrective action. In rare instances where a noncompliance is not corrected, we will terminate our business with that supplier. To deepen our commitment to supply chain responsibility, we joined the Responsible Business Alliance as an affiliate member in Fiscal 2021, helping us adhere to best practices in human rights standards, especially as we expand our operations into new regions globally.

Diversity, Equity & Inclusion

As part of our diversity, equity and inclusion (“DEI”) efforts, we recruit, retain and support employees from all backgrounds. DEI principles are integrated into our operations, culture and business strategy and in Fiscal 2022, we refreshed our DEI approach to continue developing a diverse and inclusive culture by focusing on four areas: workforce (talent acquisition, management and development), workplace (culture), marketplace (inclusive product design and marketing), and community (societal impact).

We also established our first external DEI goals and will use them when measuring the performance of director-level employees and above. We have also added a DEI metric as part of the annual incentive program for our named executive officers. Over the next 5 years, we are aiming to increase the representation of Black employees by 50%, Latinx employees by 25% and to ensure that our representation of women in tech-focused roles mirrors the talent market. We also recognize how important it is for employees to see themselves in leadership, and we are committed to expanding the representation of people of color and women in leadership to reflect the increasing diversity of our teams.

Privacy & Cybersecurity

We deeply respect our customers’ privacy. Our approach to privacy is described in our Privacy Statement. For cybersecurity, our approach includes technical and organizational measures to protect customer information, which includes operating a robust vulnerability disclosure program. We welcome and encourage feedback on our security practices, and each vulnerability concern reported to us is thoroughly investigated and addressed by our Information Security team.

Social Impact

Our social impact support includes grants, product donations, and employee volunteering. To target our support most effectively, our social impact program, Sonos Soundwaves, partnered with 14 nonprofit organizations globally in Fiscal 2022. Sonos Soundwaves includes an initiative to support youth music education around the world, and we are thrilled to have reached our goal of providing 100,000 hours of quality music education to underserved youth three years ahead of our target date of fiscal year 2025. We have also committed to strengthening bioacoustics programs that use sound technology to promote biodiversity and conservation.

Governance

Our Nominating and Corporate Governance Committee has oversight of our Corporate Social Responsibility and Sustainability Program. In November 2022, we released our Listen Better Report for Fiscal 2022, offering a detailed overview of our Environmental, Social and Governance efforts described above. A copy of this report is available on the sustainability section of our Investor Relations website and at sustainability.sonos.com.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for recommending to the Board nominees for election to our Board at each annual meeting of stockholders and for identifying one or more candidates to fill any vacancies that may occur on our Board. New candidates may be identified through recommendations from existing directors or members of management, consultants or third-party search firms, discussions with other persons who may know of suitable candidates to serve on our Board, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other Board members, and discussions within the committee and the full Board. The Nominating and Corporate Governance Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.

The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our Board is set forth below under “Stockholder Proposals and Nominations for the 2024 Annual Meeting.”

Director Qualifications

In accordance with its charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee develops and recommends to our Board appropriate criteria, including desired qualifications, expertise, skills and characteristics, for selection of new directors and periodically reviews the criteria adopted by our Board and, if appropriate, recommends changes to such criteria.

Key Qualifications and Experiences

We have identified key qualifications and experiences that are important to be represented on the Board, in light of the Company’s business model and expected future strategy. The table below summarizes how these key qualifications and experiences are related to our Company’s business.

Business Characteristic	Key Qualification/Experience

We are a global consumer electronics company with a portfolio of proprietary audio products and services, proprietary software and an open platform. We partner with a broad range of content providers, such as streaming music services, internet radio stations, and podcast services, allowing our customers to enjoy their audio content from whichever source they desire. We frequently introduce new services and features across our platform, and intend to deepen our relationships with our current partners and expand our partner ecosystem.

Consumer Technology and Content Experience

We are committed to continuous technological innovation, including by delivering at least two new products per year. We also seek to make thoughtful and targeted investments to drive long-term growth, including acquisitions.

Strategic Planning and Product Innovation Experience
We sell through both retail channels and direct-to-consumer and in more than 60 countries. Our strategy of sustainable, profitable growth is dependent on reaching and	Consumer Sales and Marketing Experience

acquiring new households who add more products over time and deliver word-of-mouth marketing.

We are a global company, with 29% of our employees and 45% of our Fiscal 2022 revenue outside of the United States, and our products are sold in more than 60 countries. We also manufacture our products outside of the United States and, similar to other companies in our industry, may face challenges in managing our global supply chain.

Global Operating Experience
We are a public company with a disciplined approach to financial management and accurate disclosure.	Finance and Accounting Experience

Our business is global and subject to a variety of regulatory regimes and requirements. In addition, we have a strategy for protecting our intellectual property and resisting anti-competitive conduct by large tech platforms. Each requires us to maintain relationships with various governmental entities and nongovernmental organizations.

Government and Regulatory Experience
We are subject to a variety of risks and seek to identify, assess, and manage those risks for the long-term success of our business and to meet our legal and regulatory obligations.	Risk Oversight and Corporate Governance Experience

We are a multifaceted global technology company, whose success requires aligning many areas of operations, including capital allocation, engineering, product design, supply chain, marketing, technology, human capital management, legal and our community and charitable activities.

C-Suite Experience
We are committed to creating responsibly-designed products and experiences, built by inclusive teams in pursuit of our mission to help the world listen better.	Sustainability

Overboarding

As set forth in our Corporate Governance Guidelines, it is our policy that no director may serve on more than five public company boards (including Sonos) (“Directorships Policy”). One of our Class I directors, Ms. Coles, currently serves on five other public company boards, with three of such boards being special purpose acquisition companies (“SPACs”) with no operations. Ms. Coles has committed that, upon the completion of a business combination involving, or liquidation of, the SPACs for which she serves as a director, she will serve on no more than five public boards inclusive of Sonos. In connection with her nomination as a Class I director last year, our Nominating and Corporate Governance Committee evaluated Ms. Coles’ service on five other public company boards and determined that these other directorships would not interfere with Ms. Coles’ ability to provide sufficient time for active and informed participation on the Board. Two of the SPACs for which Ms. Coles serves as a director will liquidate on March 4, 2023, at which time Ms. Coles is expected to meet our Directorships Policy.

Board Diversity

As discussed above, our Board seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our Board does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board. Further, our Board is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. Our Board also seeks members that have experience in positions with a high degree of responsibility or are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, but may seek other members with different backgrounds, based upon the contributions they can make to our company.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with our restated certificate of incorporation and our restated bylaws, our Board currently consists of eight directors and is divided into three classes, with staggered three-year terms. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I expire at our Annual Meetings of Stockholders to be held in 2024 and 2025, respectively.

At the recommendation of our Nominating and Corporate Governance Committee, our Board proposes that each of the three nominees named below be elected as a Class II director for a three-year term expiring at our 2026 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

There are no family relationships among our directors and executive officers.

NOMINEES TO OUR BOARD OF DIRECTORS

The nominees, their ages as of January 19, 2023, biographical information and lengths of service on our Board are set forth below.

Thomas Conrad
Age: 53 Director Since March 2017 Class II Director Nominee Board Committee: CPD&I

Thomas Conrad is currently the Chief Executive Officer of Zero Longevity Science, Inc. (formerly Big Sky Health), maker of the metabolic health app Zero, a position he has held since November 2021. He previously served as the Chief Product Officer of Quibi, a short form streaming service, from March 2019 to January 2021. Mr. Conrad was the Vice President of Product at Snap Inc., a camera and social media company, from March 2016 to March 2018. Prior to Snap, Mr. Conrad served as the Chief Technology Officer and Executive Vice President of Product of Pandora Media, Inc., a streaming music service company, from July 2004 to July 2014.

Mr. Conrad holds a B.S.E in computer science from the University of Michigan.

Qualifications: Mr. Conrad was selected to serve as a member of our Board due to his extensive C-Suite experience, including at the CEO level, in the consumer technology and content industries and his expertise in the development and innovation of software-based technology products and those involving audio content.

Julius Genachowski
Age: 60 Director Since September 2013 Class II Director Nominee Board Committees: Audit Nominating and Corporate Governance

Mr. Genachowski is currently a Managing Director at Carlyle, a global investment firm, a position he has held since January 2014. Previously, he served as the Chair of the Federal Communications Commission from 2009 to 2013. He was Chief of Business Operations and held other senior executive positions at IAC/InterActiveCorp, a consumer-facing internet, e-commerce and media company. He currently serves on the board of directors of Mastercard Incorporated, a technology company in the globally payments industry, where he chairs the Audit Committee and serves on the Risk Committee. He previously served on the board of directors of Sprint Corporation, a communications company, from August 2015 to April 2020. He also served on the President’s Intelligence Advisory Board under President Obama.

Mr. Genachowski holds a B.A. in history from Columbia University and a J.D. from Harvard Law School, and served as a law clerk to U.S. Supreme Court Justice David H. Souter.

Qualifications: Mr. Genachowski was selected to serve on our Board due to his expertise in government and regulatory matters, including as Chair of the Federal Communications Commission; experience as a C-suite executive, investor and board member in the technology, communications and media industries, including experience with consumer technology and content; his global perspectives and experiences in various roles; his finance experience as an executive and investor; and his risk oversight and corporate governance experience, including serving on the board of directors of public companies and on Audit (as chair) and Risk Committees.

Michelangelo Volpi
Age: 56 Director Since March 2010 Chairperson Since November 2010 Class II Director Nominee Board Committee: Nominating and Corporate Governance

Since July 2009, Mr. Volpi has served as a Partner at Index Ventures, a venture capital firm. Mr. Volpi has served as a director of Aurora Innovation, Inc., a self-driving technology company, which became a publicly-traded company in November 2021, and Confluent, Inc., a data streaming platform, since April 2015, in addition to serving as a director for numerous private companies. Mr. Volpi has previously served as a director of various public companies, including Tishman Speyer Innovation Corp. II, a special purpose acquisition company, from February 2021 to December 2022, Elastic N.V., a search and data analysis company, from January 2013 to July 2022, Fiat Chrysler Automobiles N.V., an automotive company, from April 2017 to January 2021, Zuora, Inc., an enterprise software company, from November 2011 to June 2020, Hortonworks, Inc. (now a subsidiary of Cloudera, Inc.), a data software company, from October 2011 to January 2019, Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018, and Exor N.V., a holding company, from April 2012 to May 2018.

Mr. Volpi holds a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering, and an M.B.A. from Stanford University.

Qualifications: Mr. Volpi was selected to serve on our Board because of his broad expertise in evaluating business strategies; his extensive experience as a C-suite executive, investor and board member in the technology industry and for public companies; his global perspectives and experiences in various roles; and his finance experience as an executive and investor.

CONTINUING DIRECTORS

The directors who are serving for terms that end following the Annual Meeting and their ages, as of January 19, 2023, biographical information and lengths of service on our Board are set forth below.

Patrick Spence
Age: 48 Director Since January 2017 Chief Executive Officer, President and Class III Director

Patrick Spence has served as our Chief Executive Officer and as a member of our Board since January 2017, and as our President since July 2016. Previously, Mr. Spence served as our Chief Commercial Officer from June 2012 to June 2016. Prior to Sonos, he spent 14 years at Research In Motion Limited, a consumer electronics company and the developer of the BlackBerry device, in a variety of senior roles, including most recently serving as the Senior Vice President and the Managing Director of Global Sales and Regional Marketing from August 2011 until June 2012.

Mr. Spence holds a B.A. in business administration from the Ivey Business School at the University of Western Ontario.

Qualifications: Mr. Spence was selected to serve as a member of our Board due to the perspective and experience he brings as our Chief Executive Officer and due to his extensive experience in senior leadership positions at technology and other companies.

Deirdre Findlay
Age: 49 Director Since February 2020 Class III Director Board Committees: CPD&I Nominating and Corporate Governance

Ms. Findlay is currently the Senior Vice President and Chief Marketing Officer at McAfee Corp., an online protection company, a position she has held since January 2023. Ms. Findlay currently serves on the board of directors of Olaplex Holdings, Inc, a beauty company. From January 2020 to January 2023, she was the Global Chief Marketing Officer and Head of Consumer Revenue at Condé Nast, a global media company. Ms. Findlay was the Chief Marketing Officer of Stitch Fix, a personal style service company, from May 2018 to January 2020. Prior to Stitch Fix, she served as Senior Director of Global Hardware Marketing with Google, a global internet services and products company, from May 2013 to May 2018, Senior Director of Consumer Marketing at eBay, a global ecommerce company, from July 2011 to April 2013, and as Senior Vice President of Digitas, a marketing agency, from July 2000 to June 2011.

Ms. Findlay holds a B.A. in Economics from Williams College and an M.B.A. from The Tuck School of Business at Dartmouth College.

Qualifications: Ms. Findlay was selected to serve as a member of our Board due to her extensive experience in digital marketing and consumer insights leadership.

Karen Boone
Age: 49 Director Since June 2017 Class I Director Board Committees: Audit CPD&I

Ms. Boone most recently served as the President, Chief Financial and Administrative Officer of RH (formerly Restoration Hardware, Inc.), a home furnishings company, from May 2014 until August 2018, and as Chief Financial Officer from June 2012 to May 2014. Prior to that, from 1996 to June 2012, she held various roles at Deloitte & Touche LLP, a public accounting firm, most recently as an Audit Partner. She currently serves on the board of directors of Peloton Interactive, a connected fitness company, Rivian Automotive, an automotive technology company, and several private companies.

Ms. Boone holds a B.S. in business economics from the University of California, Davis.

Qualifications: Ms. Boone was selected to serve as a member of our Board given her extensive financial, accounting, human resources, product and retail experience, most recently at the leading premium retailer, RH. Ms. Boone is also a seasoned director, serving on several public and private company boards.

Joanna Coles
Age: 60 Director Since February 2020 Class I Director Board Committee: CPD&I

Joanna Coles currently serves on the board of directors of Snap Inc., a camera and social media company, and Bark, Inc. (formerly Northern Star Acquisition Company, a SPAC for which Ms. Coles was the Chairperson of the board of directors and Chief Executive Officer from September 2020 to June 2021), an omnichannel brand for dogs. In addition, she has served as Chairperson of the board of directors and Chief Executive Officer of each of Northern Star Investment Corp. II, Northern Star Investment Corp. III, and Northern Star Investment Corp. IV since November 2020, each a SPAC.

Ms. Coles is the former Chief Content Officer of Hearst Magazines, overseeing editorial for Hearst’s 300 titles globally, and served in that role from September 2016 until August 2018. Prior to that she was Editor-in-Chief of Cosmopolitan, a role she started in September 2012. She edited Marie Claire magazine from April 2006 to September 2012. Ms. Coles worked for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is also on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. She is on the boards of Density, a privately-held space analytics platform for measuring and improving workspaces, and Grover, a privately-held consumer electronic rental service company. Ms. Coles has been a special advisor to Cornell Capital private equity since 2019.

Ms. Coles holds a B.A. in English and American literature from the University of East Anglia.

Qualifications: Ms. Coles was selected to serve as a member of our Board given her extensive content, communications, partnership, brand development, and marketing expertise. Ms. Coles serves on a number of boards at the intersection of culture and commerce, helping Sonos tap into unique partnerships, and build a global brand.

Panos Panay
Age: 50 Director Since August 2020 Class I Director Board Committee: Audit

Panos Panay is currently the Chief Product Officer of Microsoft Corporation, a technology company (“Microsoft”), a position he has held since April 2018. Prior to that, he held various roles at Microsoft, including Corporate Vice President, Microsoft Devices from July 2015 to April 2018, Corporate Vice President, Surface & PC Hardware from February 2013 to July 2015, General Manager, Surface & PC Hardware from January 2008 to February 2013.

Mr. Panay holds a B.Sc. from California State University, Northridge and an M.B.A. from Pepperdine University.

Qualifications:  Mr. Panay was selected to serve as a member of our Board given his track record of building consumer hardware products and experiences on a global scale, mostly recently building the premium hardware business at Microsoft into a highly regarded, multi-billion dollar global business.

DIRECTOR COMPENSATION

Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director during Fiscal 2022. Mr. Spence is not included in the table below, as he is employed as our Chief Executive Officer and receives no compensation for his service as director. The compensation received by Mr. Spence as an employee is included in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Karen Boone	85,000	184,777	269,777
Joanna Coles	65,000	184,777	249,777
Thomas Conrad	75,000	184,777	259,777
Deirdre Findlay	75,000	184,777	259,777
Julius Genachowski	85,000	184,777	269,777
Panos Panay	65,000	184,777	249,777
Michelangelo Volpi (3)	—	—	—

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted under our 2018 Equity Incentive Plan to our directors during Fiscal 2022, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 2 to our audited consolidated financial statements included in our Annual Report. See footnote (1) to the Summary Compensation Table.

(2)
Our non-employee directors held the following number of stock options and restricted stock units, each as of October 1, 2022:

Name	Shares Subject to Outstanding Stock Options	Shares Subject to Outstanding Stock Awards
Karen Boone	31,766	25,622*
Joanna Coles	—	7,493
Thomas Conrad	31,766	25,622*
Deirdre Findlay	—	7,493
Julius Genachowski	54,376	25,622*
Panos Panay	—	7,493
Michelangelo Volpi	—	—

*Includes 7,493 restricted stock units ("RSUs") that are unvested and 18,129 RSUs that are vested but for which such director has elected to defer settlement until a later date.

(3)
Mr. Volpi declined to accept any compensation for his service on our Board in Fiscal 2022.

Non-Employee Director Compensation Arrangements

Pursuant to a policy adopted by our Board, we pay each non-employee director an annual retainer fee of $55,000 for service on our Board and additional annual retainer fees for services as follows:

•
$75,000 for the Board Chairperson;
•
$20,000 for the Chair of our Audit Committee and $10,000 for each of its other members;
•
$20,000 for the Chair of our CPD&I Committee and $10,000 for each of its other members; and
•
$20,000 for the Chair of our Nominating and Corporate Governance Committee and $10,000 for each of its other members.

In addition, each non-employee director receives an annual equity grant of RSUs having a fair market value on the grant date equal to approximately $200,000 following each annual meeting of stockholders. Any non-employee director who is initially appointed to our Board receives an initial equity grant of RSUs having a fair market value on the grant date equal to approximately $200,000 at the time of appointment, subject to proration based on the date of appointment in the event that he or she is appointed other than on the date of the annual meeting of stockholders. In each case, the number of shares of our common stock subject to the grant of RSUs is determined by dividing $200,000 by the trailing 30 calendar day average of the closing price of our common stock on The Nasdaq Global Select Market. Each grant of RSUs will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the first annual meeting of stockholders following the date of grant, subject to the director providing services to us through the vesting date; provided, however, that in the event that a director ceases to provide services to us other than for Cause (as defined in the 2018 Equity Incentive Plan (the “2018 Plan”)), his or her outstanding RSUs will vest on a pro rata basis based on the last day of service. Non-employee directors are provided the opportunity to elect to defer settlement of all or a portion of the RSUs granted to them until a separation from service or a set date; in Fiscal 2022, each of Mses. Boone and Findlay and Messrs. Conrad, Genachowski and Panay elected to defer settlement of their annual equity grants. RSUs granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control, subject to the terms of our 2018 Plan. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and committees.

Director Stock Ownership Guidelines Policy

For a description of the Stock Ownership Guidelines Policy that applies to our directors, please see “Executive Compensation—Executive and Director Stock Ownership Guidelines Policy” below.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF THE THREE CLASS II DIRECTORS SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending September 30, 2023, and recommends that our stockholders vote for the ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023 requires the affirmative vote of a majority of the votes cast by stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended October 1, 2022. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the fiscal years ended October 1, 2022 and October 2, 2021. Our Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended October 1, 2022 and October 2, 2021, fees for services provided by PricewaterhouseCoopers LLP were as follows:

	Fiscal Year Ended
	October 1, 2022	October 2, 2021
Audit fees (1)	$2,499,915	$2,473,060
Audit-related fees (2)	—	—
Tax fees (3)	—	4,636
Other fees (4)	242,900	2,700
Total fees	$ 2,742,815	$ 2,480,396

(1)
Consists of fees rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)
Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, as well as technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)
Consists of fees for professional services other than those reported in the categories above, including access to resource materials and portals. For Fiscal 2022, these fees also include professional advisory services related to the Company’s activities to replace its legacy enterprise resource management system.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

This stockholder advisory vote, commonly known as "say-on-pay," is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“named executive officers”) as disclosed in this Proxy Statement.

The Board recommends a vote "FOR" the following resolution:

“RESOLVED, that the stockholders of Sonos, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion.”

The Compensation Discussion and Analysis, beginning on page 38, describes our executive compensation programs and the compensation decisions made by our CPD&I Committee and Board for Fiscal 2022 with respect to the named executive officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our CPD&I Committee believes that the most effective compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Our Board is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the Board and the CPD&I Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation. We currently intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders each year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL THREE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2022 by:

•
each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•
each of our non-employee directors and director nominees;
•
each of our named executive officers; and
•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of December 31, 2022, shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022 and RSUs that are vested as of December 31, 2022 and will be settled at a future date are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock is based on 127,320,938 shares of our common stock outstanding on December 31, 2022. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Vanguard Group (1) PO Box 2600 Valley Forge, PA 19482	13,604,113	10.7%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	22,364,298	17.6%
Coliseum Capital Management, LLC (3) 105 Rowayton Avenue Rowayton, CT 06853	6,974,897	5.4%
Non-Employee Directors and Nominees:
Karen Boone (4)	69,725	*
Joanna Coles (5)	13,604	*
Thomas Conrad (6)	69,725	*
Deirdre Findlay (5)	18,129	*
Julius Genachowski (7)	112,335	*
Panos Panay (5)	11,378	*
Michelangelo Volpi (8)	53,774	*

Named Executive Officers:
Patrick Spence (9)	2,175,124	1.7%
Edward Lazarus (10)	396,858	*
Nicholas Millington (11)	910,070	*
Matthew Siegel (12)	141,459	*
Brittany Bagley (5)	249,063	*
Anna Fraser (13)	254,047	*
All executive officers and directors as a group (12 persons) (14)	3,979,461	3.1%

* Less than 1%

(1)
This information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed by such stockholder on April 8, 2022. The Schedule 13G/A indicates that The Vanguard Group has sole voting power over 0 shares, shared voting power over 227,326 shares, sole dispositive power over 13,257,637 shares and shared dispositive power over 346,476 shares.
(2)
This information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G/A filed by such stockholder on April 8, 2022. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 21,965,531 shares and sole dispositive power over 22,364,298 shares.
(3)
This information regarding the beneficial ownership of Coliseum Capital Management, LLC is based on the Schedule 13G filed on August 29, 2022 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Adam Gray (“Gray”) and Christopher Shackelton (“Shackleton”). The Schedule 13G indicates that CCM, Gray and Shackelton have shared voting and shared dispositive power over 6,974,897 shares and CC and CCP have shared voting and shared dispositive power over 5,780,202 shares. According to this Schedule 13G, (i) CCM is the investment adviser to CCP, which is an investment limited partnership; CC is the General Partner of CCP; and Gray and Shackelton are the managers of CC and CCM, and (ii) CCM, CC, CCP, Gray and Shackleton may be deemed to be members of a group with respect to the common stock owned of record by CCP and a separate account managed by CCM (the “Separate Account”). CCP is reported in the Schedule 13G as the record owner of 5,780,202 shares of common stock and the Separate Account is the record owner of 1,194,695 shares of common stock.
(4)
Consists of (i) 19,830 shares, (ii) 31,766 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 18,129 shares issuable upon the settlement of RSUs that are vested of December 31, 2022 and will be settled upon termination of service as a director.
(5)
Consists entirely of shares.
(6)
Consists of (i) 19,830 shares, (ii) 31,766 shares subject to stock options that are exercisable within 60 days of December 31, 2022, (iii) 12,792 shares issuable upon the settlement of RSUs that are vested of December 31, 2022 and will be settled upon the earlier of January 1, 2023 or termination of service as a director, and (iv) 5,337 shares issuable upon the settlement of RSUs that are vested of December 31, 2022 and will be settled upon the earlier of January 1, 2024 or termination of service as a director.
(7)
Consists of (i) 39,830 shares, (ii) 54,376 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 18,129 shares issuable upon the settlement of RSUs that are vested of December 31, 2022 and will be settled upon termination of service as a director.
(8)
Consists of 53,774 shares held by the Volpi-Cupal Trust, of which Mr. Volpi is trustee. Mr. Volpi disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.
(9)
Consists of (i) 904,097 shares, (ii) 1,226,745 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 44,282 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022.
(10)
Consists of (i) 176,290 shares, (ii) 200,000 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 20,568 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022.
(11)
Consists of (i) 294,583 shares, (ii) 577,060 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 38,427 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022.
(12)
Consists of (i) 102,602 shares, (ii) 2,688 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 36,169 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022.
(13)
Consists of (i) 120,578 shares, (ii) 111,850 shares subject to stock options that are exercisable within 60 days of December 31, 2022, and (iii) 21,619 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022.
(14)
Consists of (i) 1,657,327 shares, (ii) 2,124,401 shares subject to stock options that are exercisable within 60 days of December 31, 2022, (iii) 143,346 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2022, and (iv) 54,387 shares issuable upon the settlement of RSUs that are vested as of December 31, 2022 and will be settled at future date, held by all persons who are directors, nominees for director and/or current executive officers of Sonos as of the date of this Proxy Statement. Ms. Bagley and Ms. Fraser are not included as they were not executive officers as of such date.

EXECUTIVE OFFICERS

Our executive officers and their ages, as of January 19, 2023, and biographical information are set forth below.

Name	Age	Position
Patrick Spence	48	Chief Executive Officer and Director
Edward Lazarus	63	Chief Financial Officer, Chief Legal Officer and Corporate Secretary
Nicholas Millington	46	Chief Innovation Officer
Matthew Siegel	49	Chief Commercial Officer
Shamayne Braman	33	Chief People Officer

Our executive officers are designated by, and serve at the discretion of, our Board. There is no family relationship among any of the directors or executive officers.

Patrick Spence. For a brief biography of Mr. Spence, please see “Proposal One: Election of Directors— Continuing Directors.”

Edward Lazarus has served as our Chief Legal Officer and Corporate Secretary since January 2019, as our Interim Chief Financial Officer from August 2022 to November 2022, and as our Chief Financial Officer since November 2022. From January 2013 to December 2018, Mr. Lazarus served as the Executive Vice President, General Counsel and Corporate Secretary of Tribune Media Company. Prior to Tribune, Mr. Lazarus worked as an independent consultant and attorney from February 2012 to January 2013 and served as the Chief of Staff to the Chairman of the Federal Communications Commission from June 2009 to February 2012. From 2000 to 2009, Mr. Lazarus practiced law at Akin Gump Strauss Hauer & Feld LLP. Mr. Lazarus holds a B.A. from Yale University and a J.D. from Yale Law School. Since 2015, Mr. Lazarus has served on the board of directors of the Sequoia Fund, a mutual fund.

Nicholas Millington has served as our Chief Innovation Officer since July 2020. Mr. Millington previously served as our Chief Product Officer from February 2017 to June 2020, as our Vice President and Chief of Staff of Product from February 2010 to January 2017, as our Director of Advanced Development and Architecture from November 2006 to February 2010 and as our Director of Software Development from April 2003 to October 2006. Prior to Sonos, from June 1998 to April 2003, Mr. Millington served as a Software Design Engineer Lead, SharePoint for Microsoft Corporation, a technology company. Mr. Millington holds a B.S.E. in electrical engineering from Duke University.

Matthew Siegel has served as our Chief Commercial Officer since September 2017. Prior to Sonos, from April 2014 to August 2017, Mr. Siegel served as the Vice President, General Manager of Digital Commerce of Nike, Inc., a sportswear and athletic apparel company. From December 2008 to February 2014, Mr. Siegel served as Executive Vice President, Digital Commerce at Ann, Inc., a national clothing retailer. Mr. Siegel holds a B.S. in communications studies from Northwestern University. In January 2023, Mr. Siegel informed the Company of his resignation as Chief Commercial Officer, effective February 17, 2023.

Shamayne Braman has served as our Chief People Officer since September 2022. Ms. Braman previously served as our Chief Diversity Equity and Inclusion Officer from October 2021 to September 2022. Prior to Sonos, Ms. Braman served as Director, Diversity and Inclusion, from October 2020 to September 2021, and as Senior Manager, Culture Diversity and Inclusion, from December 2019 to October 2020, at Target Corporation, a department store chain. From June 2017 to November 2019, she served as the Director, Diversity and Inclusion and, from February 2016 to June 2017, as Diversity Inclusion and Community Partnerships Associate at HealthPartners, a non-profit health care provider and health insurance company. Ms. Braman holds a B.A. in English from Princeton University and a master’s degree in education policy and management from Harvard University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this proxy statement for our named executive officers (“NEOs”). For Fiscal 2022, our NEOs were:

Named Executive Officer	Title
Patrick Spence	Chief Executive Officer
Edward Lazarus	Chief Financial Officer, Chief Legal Officer and Corporate Secretary
Nicholas Millington	Chief Innovation Officer
Matthew Siegel	Chief Commercial Officer*
Brittany Bagley	Former Chief Financial Officer
Anna Fraser	Former Chief People Officer

During Fiscal 2022 and prior to the filing of this proxy statement in Fiscal 2023, the following transitions occurred with respect to our NEOs:

•
Ms. Bagley resigned as Chief Financial Officer, effective September 1, 2022.
•
We appointed Mr. Lazarus, our Chief Legal Officer and Corporate Secretary, as Interim Chief Financial Officer, effective September 1, 2022, and as Chief Financial Officer, effective November 15, 2022.
•
Ms. Fraser resigned as Chief People Officer on September 8, 2022. We entered into a consulting agreement with Ms. Fraser, starting on September 9, 2022 and ending on May 31, 2023 in order to support an effective transition to our People leadership.

*In addition, on January 18, 2023, Mr. Siegel informed the Company of his resignation as Chief Commercial Officer, effective February 17, 2023.

Executive Summary

Fiscal 2022 Business Highlights

Sonos is one of the world's leading sound experience brands. We pioneered multi-room, wireless audio products, debuting the world’s first multi-room wireless sound system in 2005. Today, our products include wireless, portable, and home theater speakers, components, and accessories to address consumers’ evolving audio needs. We are known for delivering unparalleled sound, thoughtful design aesthetic, simplicity of use, and an open platform. We frequently introduce new services and features across our platform, providing our customers with enhanced functionality, improved sound, and an enriched user experience. We are committed to continuous technological innovation as reflected in our growing global patent portfolio. Our innovative products, seamless customer experience, and expanding global footprint have driven 17 consecutive years of sustained revenue growth since our first product launch.

Our business model is predicated on the unique Sonos flywheel, which consists of acquiring new customers, referred to as households, and then selling additional products to our existing customers. In addition to purchasing more products over time, our households become advocates for the brand who help us acquire additional new customers. Existing customers telling their friends and family to buy Sonos remains the leading driver of new customers.

In Fiscal 2022, despite navigating increasingly challenging macroeconomic headwinds and periods of supply-related challenges, Sonos once again achieved strong financial and operational results, although these results were not sufficient to result in funding of the portion of our annual incentive plan that is based on financial metrics (see “Annual Cash Incentive Plan” below). Fiscal 2022 highlights include:

Financial Results
$1.752 billion Revenue	Net Income of $67.4 million Adjusted EBITDA of $226.5 million	Cash and cash equivalents of $274.9 million at year-end	Improved Home Theater Market Share
2.1% increase over Fiscal 2021 4.9% increase over Fiscal 2021 on a constant currency basis	We invested significantly in our future initiatives in Fiscal 2022, with an eye to ensuring increased growth and profitability over the long term	We had no debt at year-end	In the fourth quarter of Fiscal 2022, we saw sequential and year over year improvements in our home theater market share in the US, UK, Germany and the Nordics

Key Metrics
Household base of 14.0 million at year-end	41.8 million registered products at year-end	Saw stabilization in product registration growth in 4Q22 and into October 2022
Added 1.4 million new households in Fiscal 2022, an 11% increase over Fiscal 2021	13% increase over Fiscal 2021 Registrations to existing households represented 44% of total	Fourth quarter Fiscal 2022 registrations grew 5%,
Products per household continuing to grow, reaching 3.0 in Fiscal 2022. Average multi-product households reached 4.30 products per household in Fiscal 2022

Business/Strategic Highlights
Ecosystem Expansion and Product Innovation Completed three acquisitions in Fiscal 2022 including Mayht, a Netherlands-based company that invented a new, revolutionary approach to audio transducers	Expanded our Brand Liverpool Football Club delivered TV viewership of over 270 million in Season 1/ Fiscal 2022.	Sustainability and Responsibility Recognized as one of the best places to work for LGBTQ+ equality by the Human Rights Campaign Foundation
Introduced Sonos Voice Control, the first voice experience created purely for listening on Sonos products and designed with privacy at its core	ESPN delivered 205 million impressions in its first season.	Won CIO 100 award for “IT in a Box.”
Introduced five total new products and services, including Ray and Sub Mini	Food52, a platform with a large female following, delivered more than 28 million impressions by the end of Fiscal 2022	Won two awards for our product packaging
	For the launch of Roam Colors, more than 170 advocates in the	Published annual Listen Better Report, highlighting the work we

outdoor, travel and wellness spaces delivered inspiring video content showcasing how they Feel More with Sonos, resulting in more than 70 million impressions in Fiscal 2022	have done to improve our efforts as a responsible company

* See Annex A of this Proxy Statement for reconciliations of non-GAAP items.

Executive Compensation Philosophy

We operate in a highly competitive and rapidly evolving market. The market for skilled personnel in the consumer technology industry is very competitive. Our ability to compete and succeed in our market is directly correlated to our ability to recruit, incentivize, and retain talented executives and individuals in the areas of product development, sales, marketing, and general and administrative functions. The CPD&I Committee (the “Committee”) believes the most effective compensation program is one that is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Accordingly, the Committee believes the executive compensation packages provided to our executives, including our NEOs, should include both cash and stock-based compensation that achieve the following goals:

•
Align the interests of management with those of stockholders;
•
Provide fair and competitive compensation opportunities;
•
Integrate compensation with our business plans;
•
Reward both business and individual performance; and
•
Attract and retain key executives critical to our success.

WHAT WE DO
✓ Link Pay for Performance

We link pay for performance and stockholder interests by heavily weighting compensation to short-term cash incentive awards and long-term equity awards that are tied to the value of our stock and financial targets.

✓ Incentivize a Strong Ownership Mentality	Our primary compensation vehicle is our equity award program, which we use to motivate long-term performance and strongly align the interests of our executives with those of our stockholders.
✓ Maintain Rigorous Stock Ownership Guidelines	Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (10x for our CEO and 5x for our other NEOs).
✓ Appoint an Independent Chairperson for our Board

We separate the roles of Chairperson of our Board and Chief Executive Officer. This separation allows the Chairperson to focus on the effectiveness of our Board and oversight of our executives while our Chief Executive Officer focuses on executing our strategy and managing our business.

✓ Use an Independent Compensation Consultant	The Committee selects and engages its own independent compensation consultant.
✓ Prohibit the Hedging of Our Common Stock	We prohibit all employees and directors from engaging in hedging transactions and only allow for pledging our common stock in limited circumstances, subject to the approval of our Compliance Officer.

WHAT WE DON’T DO
✗ Provide Single Trigger Acceleration	We do not provide for single trigger acceleration in connection with a change of control in employee equity awards.
✗ Provide Material Executive Perquisites	We do not provide material perquisites for executives, except in connection with a business-related relocation.
✗ Provide Tax Gross-Ups	We do not provide tax gross-ups for “excess parachute payments” or any other executive benefits, except in connection with a business-related relocation or commuting.
✗ Provide Excessive Executive Retirement Benefits	We do not provide any executive pension plan or supplemental retirement plans.
✗ Encourage Excessive or Inappropriate Risk-Taking	Our compensation programs are balanced in order to mitigate undue risks.
✗ Provide for Guaranteed Cash Severance	Our offer letters do not provide for guaranteed cash severance in the event of termination.

Elements of Fiscal 2022 Compensation

The primary elements of our executive compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. These primary elements and the highlights of our Fiscal 2022 compensation program were as follows:

Elements of Pay	Structure	Highlights

Base Salary (see page 45)

■ Fixed cash compensation for expected day-to-day responsibilities.

■ Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent.

■ Mr. Siegel’s Fiscal 2022 base salary was increased at the beginning of Fiscal 2022 in connection with the Committee’s annual review; Fiscal 2022 salaries were unchanged at the start of the year for each other NEO.

■ Mr. Lazarus’s base salary was increased in September 2022 in connection with his appointment as Interim Chief Financial Officer.

Annual Incentive Bonuses (see page 45)

■ Variable compensation paid in cash.

■ Based on Fiscal 2022 performance against pre-established enterprise-wide financial measures (45% revenue and 45% adjusted EBITDA) and against DEI goals (10%).

■ Performance metrics evaluated annually for alignment with strategy and market trends.

■ Fiscal 2022 target bonuses were increased to 65% of base salary (from 55%) for each NEO.

■ Our CEO participated in the annual bonus program in Fiscal 2022 as a result of inclusion of the new DEI metric and to ensure alignment with the rest of the leadership team.

■ Based on achievement against the DEI goals, Fiscal 2022 annual bonuses paid out at 6.9% of target. Threshold goals were not met for revenue and adjusted EBITDA.

Long-Term Incentives (see page 47)

■ 50% of long-term incentives granted as part of the Fiscal 2022 annual incentive program were granted in the form of restricted stock units (“RSUs”) that vest over three years.

■ 50% of long-term incentives granted as part of the Fiscal 2022 annual incentive program were in the form of performance-based stock units (“PSUs”) that vest at the end of three years based on performance against each predetermined one-year performance goals (50% revenue and 50% adjusted EBITDA).

■ RSUs minimize dilution and align NEOs’ interest with long-term stockholder value creation and encourage executive retention.

■ PSUs further link compensation directly to company performance.

■ All NEOs participated in the PSU program for Fiscal 2022, with the exception of Mr. Millington who received 100% RSUs.

■ Based on achievement below the threshold financial goals, the Fiscal 2022 portion of the PSUs was not earned.

Fiscal 2023 Compensation Program Changes

The Committee annually evaluates ways to better align our strategic initiatives with our pay-for-performance philosophy. In looking ahead to Fiscal 2023, the Committee did not make any change to the overall compensation design in place for Fiscal 2022. The changes prior to Fiscal 2022 to introduce performance-based equity for NEOs and add a DEI metric to our annual incentive plan have further emphasized performance-based pay to better support our pay for performance philosophy.

Executive Pay Mix

In Fiscal 2022, a significant portion of executive compensation for our NEOs consisted of variable, at-risk compensation, with a focus on equity-based long-term incentives in particular. As illustrated below, 91% of target CEO compensation for Fiscal 2022 was composed of variable compensation elements, and 80% of our other currently employed NEOs’ target compensation, on average, was composed of variable compensation elements.

Chief Executive Officer
All Other NEOs Average[1]
Variable, At-Risk Compensation
9%
6%
85%
Variable, At-Risk Compensation
20%
13%
67%
Salary
Target Bonus
Equity[2]

1 The "All Other NEOs Average” pie chart includes only the NEOs that were employees of the Company for all of Fiscal 2022. Ms. Bagley and Ms. Fraser are excluded due to their departure during the fiscal year.

2 The pie charts reflect target levels of compensation. As described below, Mr. Lazarus received an additional equity award in connection with his appointment as interim CFO, which is included in the pie chart.

Pay-for-Performance Outcomes

Our executive compensation program is highly sensitive to company performance and aligns the realizable pay of our executives with actual financial and stock price performance. As presented in the chart below, our CEO’s realizable pay for Fiscal 2022 represented approximately 39% of target total direct compensation. This reflects the relationship of compensation paid to our performance during Fiscal 2022:

•
The value of the annual bonus earned was 6.9% of the target opportunity due to performance below threshold for the revenue and adjusted EBITDA goals under our annual bonus program and performance between threshold and target for the DEI goals under this program.
•
The value of the RSUs granted to our CEO in Fiscal 2022 decreased from the date of grant because of a 61% decrease in our stock price from $33.94 on the date of grant to our stock price of $13.90 on the last day of Fiscal 2022.

The PSUs granted to our CEO in Fiscal 2022 are earned based on performance relative to annual financial goals for Fiscal 2022 to fiscal year 2024. The Fiscal 2022 tranche was not earned due to performance below threshold for the revenue and adjusted EBITDA goals. The value of the two remaining tranches decreased from the date of grant because of a 61% decrease in our stock price.

CEO Target vs. Realizable Pay - Fiscal 2022

Target pay (or target total direct compensation) for Mr. Spence is equal to the salary and bonus paid during the year and the target value of RSUs and PSUs, as applicable (as shown in the “Annual Cash Incentive Plan” and “Fiscal 2022 Equity-Based Awards” section below). Realizable pay is equal to the salary paid, the value of RSU grants based on the fiscal year-end share price, and the value of in-cycle Fiscal 2022 PSUs based on the fiscal year-end share price and actual financial performance through Fiscal 2022. These amounts do not correspond to values included in the "Summary Compensation Table" for Fiscal 2022. The PSUs are not considered granted for accounting purposes until the performance goals associated with such awards are established. As a result, the Summary Compensation Table reflects a portion of grants made in Fiscal 2020, Fiscal 2021, and Fiscal 2022 rather than reflecting only the grants made in the most recent year.

Pay Positioning and Market Comparators

The Committee considered competitive market practices when determining Fiscal 2022 compensation. Competitive market data, however, is only one of several factors considered by the Committee in setting executive compensation levels. The Committee also considers individual-specific factors, such as individual performance, scope of responsibilities, experience, level, company performance and economic conditions, as described in more detail below. The Committee does not use a formula or fixed target to determine compensation.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation (cumulatively, target total direct compensation) for the NEOs to comparable roles from survey data provided by the Radford technology survey. The Committee believes that the Radford technology survey provides a robust sample of similarly sized technology companies and reflects a broad array of companies against which Sonos competes to attract and retain talent.

Fiscal 2022 NEO Compensation Decisions

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our NEOs are determined for each executive based on his or her position and responsibilities.

The base salaries of our executives are also determined by considering such factors as:

•
Experience of the executive;
•
Individual performance;
•
Level of responsibility for the executive;
•
Economic conditions, company performance, financial conditions and strategic goals; and
•
Competitive market data provided by the Committee’s independent compensation consultant.

In general, base salary determinations are considered each year as part of the Committee's review process in the first quarter of the fiscal year, as well as upon a promotion or other change in job responsibility. As part of this annual review process, the Committee approved a $50,000 increase to Mr. Siegel’s base salary to improve the competitiveness of his total cash compensation compared to market (as represented by the survey data discussed above). The other NEOs did not receive an increase to their base salary at such time after the Committee determined the current salaries remained reasonable and competitive with market practices.

In connection with his appointment as Interim Chief Financial Officer, the Committee increased Mr. Lazarus’ base salary by $100,000 on September 1, 2022.

Name	FY21 Salary ($)	FY22 Salary ($)	% Increase
Patrick Spence	$550,000	$550,000	--
Edward Lazarus	$375,000	$475,000 (1)	26.7%
Nicholas Millington	$375,000	$375,000	--
Matthew Siegel	$400,000	$450,000	12.5%
Brittany Bagley	$475,000	$475,000	--
Anna Fraser	$350,000	$350,000	--

(1)
Mr. Lazarus received a $100,000 increase to base salary on September 1, 2022 in connection with his appointment as Interim CFO, which has remained in effect in connection with his appointment to CFO. His Fiscal 2022 base salary was $375,000 from the start of the year through August 31, 2022.

Annual Cash Incentive Plan

We maintain an annual cash incentive plan that is designed to serve as an incentive to drive financial performance for the entire organization. Target bonus levels are considered each year as part of the Committee's review process in the first quarter of the fiscal year. In Fiscal 2022, the Committee increased the target bonuses for our NEOs to 65% of base salary to better align our practices with the market.

Name	FY21 Target Bonus	FY22 Target Bonus
Patrick Spence	0%	65%
Edward Lazarus	55%	65%
Nicholas Millington	55%	65%
Matthew Siegel	55%	65%
Brittany Bagley	55%	65%
Anna Fraser	55%	65%

Each NEO, including Mr. Spence, participated in our annual cash incentive plan for Fiscal 2022. In prior years, upon Mr. Spence’s recommendation, the Committee determined that Mr. Spence would not be eligible for an annual cash incentive award. The Committee determined to include Mr. Spence in our annual cash incentive plan for Fiscal 2022 in connection with adding a new DEI metric to the annual cash incentive plan (see further discussion below). The Committee and Mr. Spence agreed that it is important that he has a portion of his annual bonus opportunity tied to metrics that emphasize our company culture. Additionally, the Committee believes that it is important going forward to have Mr. Spence’s mix of incentive opportunities align with the incentive opportunities of the rest of the Company’s leadership team. As such, we established Mr. Spence’s target bonus at 65% of base salary to be consistent with target bonuses for our other NEOs.

Neither Ms. Bagley nor Ms. Fraser was eligible to receive a bonus at Fiscal 2022 year-end as they were no longer employees of the Company when bonuses were paid.

Consistent with Fiscal 2021, the Committee approved a structured and formulaic annual incentive plan for Fiscal 2022 that explicitly links bonus funding to Company financial goals. For Fiscal 2022, the plan financial metrics were revenue and adjusted EBITDA targets, with each target weighted at 45%. The financial metrics are set in the first quarter based on our financial forecast for the year. The Committee selected revenue and adjusted EBITDA as the financial performance metrics for Fiscal 2022 based on the belief that sustainable, profitable growth is an important driver of stockholder value creation.

Starting in Fiscal 2022, the Committee added a DEI metric to our annual bonus program, weighted at 10%. The Committee believes that tying a portion of compensation to these goals further emphasizes the importance of “Our Behaviors” (Respect, Transparency, Collaboration, and Ownership) and holds management directly accountable in creating a more diverse and inclusive environment. For Fiscal 2022, the Committee approved a comprehensive five-year DEI strategy to further accelerate our commitment to workplace inclusion and fuel business outcomes through a more engaged workforce. The DEI metric applicable to our annual bonus program for Fiscal 2022 consisted of (i) increasing Black and Latinx (underrepresented races and ethnicities) representation at all levels and across all functions, (ii) increasing women representation in technical roles across all levels, (iii) increasing women and people of color in leadership (defined as Director and above), (iv) narrowing or maintaining the retention gap between underrepresented groups and all others to within +/-2%, and (v) encouraging executive leaders to champion DEI through sponsorship, inclusive leadership, and integration of DEI in their business. Performance against each of these metrics is assessed by the Committee at fiscal year-end as “missed,” “met,” or “exceeded.”

Bonus payout opportunities for DEI range from 0% to 150%. Revenue and adjusted EBITDA metrics range from 50% of target for a minimum threshold level of performance (or zero bonus for performance below threshold) and 200% of target for a maximum level of performance, as shown in the table below:

Revenue Target (in $ millions) 45% Weight	Adjusted EBITDA Target (in $ millions) 45% Weight	Bonus Payout
$2,225	$400	200%
$2,145	$370	150%
$2,100	$355	125%
$2,070	$345	110%
$2,050	$340	100%
$2,025	$330	90%
$2,000	$325	80%
$1,970	$310	50%
$1,925	$280	0%

Revenue and adjusted EBITDA were both evaluated and weighted equally when determining a final payout under the annual cash incentive plan. For purposes of this plan, “adjusted EBITDA” was defined as net income adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes, and other items that we do not consider representative of our underlying operating performance.

During Fiscal 2022, we achieved $1.752 billion in revenue and adjusted EBITDA (as defined for purposes of the annual incentive plan) of $226.549 million, which were below the minimum threshold level of performance to achieve a payout on either metric. For the DEI performance objectives, the Committee determined an achievement of 68.75% of the target objectives. In Fiscal 2022, we did not achieve our objectives on representation of Latinx and women in technology, while we met or exceeded our targets against all other DEI objectives. As a result of the above performance against financial and DEI metrics, the total annual incentive payout for our NEOs (other than Ms. Bagley and Ms. Fraser) was 6.9% of target.

Fiscal 2022 Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of their target total direct compensation payable in the form of equity awards that vest over a number of years and therefore subject to more risk and longer vesting than our cash compensation program, we believe our executive officers are motivated to remain employed with Sonos and take actions that will benefit the Company and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term performance. The size of these awards is not determined based on a specific formula, but rather through the exercise of the Committee’s judgment after considering market data, the individual performance of each of the executive officers, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individual and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), and the potential retentive value of the proposed awards.

Beginning in Fiscal 2022, we expanded participation for performance-based equity (in the form of PSUs) to include our NEOs (other than Mr. Millington). We had granted PSUs only to our CEO in Fiscal 2020 and 2021. The Fiscal 2022 NEO equity awards were granted 50% in the form of PSUs and 50% in the form of RSUs. Granting PSUs to our NEOs more broadly and directly links their long-term compensation with Company performance. We did not grant PSUs to Mr. Millington in Fiscal 2022 as his role was uniquely focused on new product development and thus less directly tied to current year financial performance. Balanced with RSUs, the Committee believes the program appropriately manages dilution to existing investors and aligns our NEOs’ interests with long-term stockholder value creation.

The table below outlines the total target value of the annual equity awards our NEOs received in Fiscal 2022 assuming target performance in the case of PSUs. As a result, these values do not reflect the actual grant date fair value of the awards issued, as shown in the Grants of Plan-Based Awards table. The actual number of units granted was determined using a trailing-average closing stock price for the 30 calendar days prior to the date of grant.

Name	Total Target Value of RSUs ($)	Total Target Value of PSUs ($)
Patrick Spence	$2,500,000	$2,500,000
Edward Lazarus	$4,935,000 (1)	$935,000
Nicholas Millington	$500,000 (2)	―
Matthew Siegel	$800,000	$800,000
Brittany Bagley	$1,275,000	$1,275,000
Anna Fraser	$587,500	$587,500

(1)
In addition to his annual equity grant, Mr. Lazarus received an additional RSU grant in connection with his appointment as Interim Chief Financial Officer, in addition to his ongoing role as Chief Legal Officer, on September 1, 2022. The RSU grant had a target value of $4,000,000 based on competitive market practices and will vest fifty percent on the first anniversary of the grant date and fifty percent on the second anniversary of the grant date. This grant was “front-loaded” with the intent to cover the expected target value of Mr. Lazarus’ equity grants through fiscal year 2024 and to help ensure Mr. Lazarus’ retention. As such, Mr. Lazarus will not be eligible for annual RSU and PSU grants in his current role until fiscal year 2025.

(2)
Mr. Millington did not participate in the regular NEO annual grant. He received an RSU grant with a target value of $500,000 in February 2022 that vests quarterly over one year. Mr. Millington’s role was uniquely focused on new product development and thus less directly tied to current year financial performance. Starting in Fiscal 2023, Mr. Millington will start participating in PSUs in alignment with other NEOs as a result of his role more directly tying to current year financial performance.

Note that the values reflected in the table above differ from the values reflected in the Summary Compensation Table. This is because we determine the number of shares to grant to each executive based on a 30 calendar-day trailing average share price in order to limit the impact of market volatility on the number of shares underlying granted equity awards. In addition, for PSUs, the grant date value for accounting purposes (and therefore for Summary Compensation Table reporting purposes) is not determined until the performance goals are established, and we determine our performance goals in the first quarter of each year of the three-year performance period.

Please see the “Outstanding Equity Awards at Fiscal Year-End Table” below for more information regarding the vesting schedule of each RSU grant to our NEOs during Fiscal 2022.

The RSUs have time-based vesting and, other than the RSUs granted to Mr. Millington, will vest over three years, with 6.25% vesting quarterly in year one, 12.5% vesting quarterly in year two and 6.25% vesting quarterly in year three. Mr. Millington’s RSU grant vests quarterly over one year. The PSUs have a three-year vesting period, vesting at the end of three years based on continued employment, and have three one-year performance periods and performance goals that measure year-over-year revenue and adjusted EBITDA.

For the PSUs, the Committee established a one-year performance goal at the beginning of year one (Fiscal 2022) and will establish subsequent, one-year performance goals at the beginning of year two (Fiscal 2023) and year three (fiscal year 2024). Each of the three, one-year goals applies to one-third of the total PSUs awarded. Depending on the Company’s performance, between 0% and 200% of the target number of PSUs can be earned. The Committee believes that granting a balance of RSUs and PSUs appropriately aligns our NEOs’ compensation with the achievement of the Company’s strategic goals and long-term stockholder value creation. The performance goals for Fiscal 2022 for purposes of determining the number of PSUs earned for the first third of the Fiscal 2022 awards were the same as the financial goals under the annual incentive plan as disclosed above. Profitable growth is a key driver to creating stockholder value, and the Committee believes it is important to tie a portion of our long-term incentive to these metrics. As discussed above, achievement against the financials metrics for Fiscal 2022 was below threshold performance and, as a result, no PSUs were earned by any NEO for the first third of the Fiscal 2022 awards.

Mr. Spence previously received PSU grants in Fiscal 2020 and Fiscal 2021, with each grant including a one-year performance goal covering Fiscal 2022 performance. The performance goals for these grants were the same as the annual incentive plan goals disclosed above. As a result, no PSUs were earned for the portion of Fiscal 2020 and Fiscal 2021 awards covering Fiscal 2022 performance.

The chart below outlines the level of achievement of performance goals for completed one-year performance periods for outstanding PSUs:

1 Attainment = (50% * Revenue Achievement) + (50% * Adjusted EBITDA Achievement).

The future tranches of the PSU awards are not considered granted for accounting purposes until the performance goals associated with such awards are established. The grants will be reflected in future years in the “Summary Compensation Table”, and the “Grants of Plan-Based Awards Table” once the performance goals are established, with their value based on the share price at the time the goals are set, rather than at the time of grant.

Benefits and Perquisites

We provide all our employees, including our NEOs, with broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare benefits, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible employees to participate in our 401(k) plan. We also maintain a relocation program available to eligible employees that is consistent with current practices among publicly traded companies as part of our efforts to attract and retain key talent. Our relocation program includes payments to put employees who relocate in connection with their employment with Sonos in a tax neutral position. We also provide discounts on our products to all employees.

Hedging and Pledging Policy

Under the terms of our insider trading policy, employees, contractors, consultants and members of our Board (and their respective family members and any affiliated entities, such as venture capital funds) may not engage in hedging or monetization transactions involving Sonos securities, such as zero-cost collars and forward sale contracts, or engage in short sales of Sonos securities, including short sales “against the box.” In addition, such persons may not hold Sonos securities in a margin account or pledge Sonos securities as collateral for a loan unless the pledge has been approved by our Compliance Officer. No such pledges were approved during Fiscal 2022.

Our Compensation-Setting Process

Role of the Compensation, People and Diversity & Inclusion Committee

The Committee works closely with its independent compensation consultant (currently, Semler Brossy Consulting Group, LLC, described below) and meets regularly, including in executive sessions without members of management present, to make decisions on our executive compensation program with respect to the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including technology industry compensation information, with the Radford technology survey described above as a primary source, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to our Board at each regular meeting of the Board. The Committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to the Board, as applicable, regarding):

•
Overall compensation strategy;
•
Amounts and form of executive compensation, including base salary, incentive compensation and equity-based compensation;
•
Goals and objectives to be considered in determining the compensation of our CEO and other executive officers;
•
Annual and long-term incentive plans and benefit plans;
•
Board compensation;
•
Annual proxy disclosure, including CD&A disclosure;
•
Evaluation of market compensation; and
•
Diversity & inclusion policies and practices.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy is retained by and reports directly to the Committee. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest and has determined that the work of Semler Brossy has not created any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of our executive compensation program. Its main responsibilities include, as applicable to a particular fiscal year:

•
Providing independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advising on plans or practices that may improve the effectiveness of our compensation program;
•
Providing and discussing market comparators for competitive comparisons and, based on this information, offering independent recommendations on NEO compensation, including our CEO and newly hired executives;
•
Reviewing the Company’s equity plan and providing an assessment of total stock usage relative to market comparators;
•
Reviewing the CD&A and other compensation-related disclosures in our proxy statement;
•
Offering recommendations, insights, and perspectives on compensation-related matters;
•
Assisting the Committee in designing executive compensation programs that are competitive and align the interests of our executives with those of our stockholders; and
•
Providing the Committee with ongoing updates regarding trends and regulatory developments in the area of executive compensation and human capital management.

The Committee typically asks Semler Brossy to attend the Committee’s meetings. Semler Brossy communicates regularly with the Committee Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Management

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary, target annual incentives, and equity awards for each executive officer other than himself. Our CEO’s recommendation is considered by the Committee, which makes its own ultimate determinations.

The human resources department provides additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:

•
Developing, summarizing and presenting information and analyses to enable the Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;
•
Attending Committee meetings, as requested, to provide information, respond to questions and otherwise assist the Committee; and
•
Assisting the CEO in making preliminary recommendations regarding base salary and annual and long-term incentive awards.

Executive and Director Stock Ownership Guidelines Policy

The Committee has adopted Stock Ownership Guidelines for executive officers and non-employee directors of the Company. In general, each executive officer and director has five years from the date of appointment to accumulate the expected number of shares. In addition, each executive officer and director is required to retain 50% of any after-tax shares received from the vesting of awards or the exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers and directors to own and retain Company shares, thereby further aligning their interests with our stockholders.

We review our stock ownership guidelines on a periodic basis. Given the intentional structure of our compensation program, which continues to emphasize equity-based long-term incentive awards as a primary incentive vehicle, we have established guidelines that are generally higher than typical market practices.

The table below describes the current ownership guidelines for our NEOs and non-employee directors. As of the Record Date, each of our NEOs and directors has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame. In addition to shares held outright by the director or executive officer, vested but unexercised stock options and unvested RSUs count towards expected ownership levels.

Stock Ownership Guideline

Role	Multiple of Salary or Cash Retainer
CEO	10x
Other NEOs	5x
Non-Employee Director	5x

Employment, Severance and Change in Control Agreements

We have entered into offer letters with each of our NEOs. Each of these arrangements provides for at-will employment and generally includes the NEO’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity and for the grant of an initial equity award. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. As discussed in further detail below, we entered into an agreement with Ms. Fraser to provide consulting transition services until May 31, 2023, following her resignation as Chief People Officer.

Each of the stock options, PSU awards and RSU awards granted to our NEOs under our 2018 Plan in Fiscal 2022 contains a provision for the full acceleration of vesting upon an involuntary termination occurring within two months prior to, or within 12 months following, a change in control. In connection with a change in control, PSUs will vest at target for any PSUs for which the performance period has not been completed and based on the number of PSUs that have been earned by their terms for any performance period that has been completed. If an acquirer in a change in control transaction does not assume the PSUs, they will vest in connection with such transaction. Such benefits are intended to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of Sonos and our stockholders, without being unduly biased by the impact of such a transaction on their personal situation.

Anna Fraser Consulting Agreement

In September 2022, we entered into a letter agreement (“Fraser Agreement”) with Anna Fraser with respect to her resignation as Chief People Officer and transition as a consultant to Sonos. Under the Fraser Agreement, Ms. Fraser will provide up to 20 hours per month of consulting services within her areas of expertise as requested by Sonos including but not limited to advice on recruiting, talent management and compensation for the period from September 9, 2022 until May 31, 2023 (the “Consulting Period”). During the Consulting Period, Ms. Fraser’s stock awards will continue to vest pursuant to their normal vesting schedules. Ms. Fraser will also be eligible to receive health, dental and vision benefits continuation until December 31, 2023 (or until earlier full-time employment) at the Company’s expense.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that Sonos may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of the NEOs.

The Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Compensation Programs Risk Assessment

Management of the Company and the Committee have assessed the Company’s compensation programs and have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by our Committee in consultation with its independent compensation consultant. This assessment considered, among other factors:

•
Our compensation policies and practices in effect for our executive officers, senior management, and broader employee population (e.g., performance metrics, pay mix, stock ownership guidelines);
•
Features built into our compensation programs to discourage excessive risk-taking (e.g., maximum payout caps); and
•
The Committee’s approval of all annual cash incentive program and performance-based equity award goals and metrics, and the Committee’s certification of performance achievement.

Our performance-based executive compensation program, as described more fully in the “Compensation Discussion and Analysis” section, coupled with our stock ownership guidelines and governance provisions, aligns the interests of our executive officers with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.

Report of the Compensation, People and Diversity & Inclusion Committee

Our Compensation, People and Diversity & Inclusion Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and based on such review and discussion, such committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in annual report on Form 10-K for the fiscal year ended October 1, 2022 and this Proxy Statement.

Submitted by the Compensation, People and Diversity & Inclusion Committee

Thomas Conrad, Chair

Karen Boone

Joanna Coles

Deirdre Findlay

Summary Compensation Table

The following table provides information concerning the compensation of each of our named executive officers for each fiscal year in which they were a named executive officer during the last three fiscal years:

	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Patrick Spence	2022	550,000	7,837,371	24,578	—	8,411,949
Chief Executive Officer	2021	523,346 (3)	4,959,209	—	—	5,482,555
	2020	528,000 (3)	2,389,475	—	105,765 (4)	3,023,240
Edward Lazarus (5)	2022	383,462	4,526,500	17,136	7,789 (6)	4,934,887
Chief Financial Officer, Chief Legal Officer & Corporate Secretary	2021	375,000	591,074	392,288	8,168 (6)	1,366,530
	2020	360,577	2,007,161	234,672	47,528 (4)	2,649,938
Nicholas Millington	2022	375,000	544,187	16,758	8,654 (6)	944,599
Chief Innovation Officer	2021	375,000	752,271	392,288	8,380 (6)	1,527,939
	2020	360,577 (3)	2,293,899	234,672	80,485 (4)	2,969,633
Matthew Siegel (7)	2022	450,000	1,044,542	20,109	8,317 (6)	1,522,968
Chief Commercial Officer	2021	400,000	752,271	418,440	11,270 (6)	1,581,981
	2020	384,615 (3)	2,293,899	250,316	8,911 (6)	2,937,741
Brittany Bagley (8)	2022	436,635	1,664,702	—	9,150 (6)	2,110,487
Former Chief Financial Officer	2021	475,000	—	496,898	11,680 (6)	983,578
	2020	456,731 (3)	—	297,251	31,014 (4)	784,996
Anna Fraser (9)	2022	328,462	767,067	—	6,212 (6)	1,101,741
Former Chief People Officer

(1)
Reflects the aggregate grant date fair value of (a) the RSU awards granted under our 2018 Plan to our named executive officers during the fiscal years ended October 1, 2022, October 2, 2021, and October 3, 2020 and (b) PSU awards granted to our named executive officers during the fiscal year ended October 1, 2022 and to Mr. Spence during the fiscal years ended October 2, 2021 and October 3, 2020, all as computed in accordance with ASC 718, excluding the effect of estimated forfeitures. For PSU awards, the grant date fair value is based upon the probable outcome of the performance conditions associated with the awards, which assumes that target performance is achieved. PSU awards have a three-year vesting term based on continued employment, with three, one-year performance periods or tranches. The value of PSU awards is included in the Summary Compensation Table in the year when the applicable performance goals are set and the fair value of the PSUs is determinable under ASC 718. The 2022 amounts for Mr. Lazarus, Mr. Siegel, Ms. Bagley and Ms. Fraser include one-third of their PSU awards granted in Fiscal 2022. The grants to Ms. Bagley and Ms. Fraser were forfeited in connection with their departure. The 2022 amounts for Mr. Spence include one-third of his PSU awards granted in Fiscal 2022, one-third of his PSU awards granted in Fiscal 2021 and one-half of his awards granted in Fiscal 2020, which are the tranches of the awards for which performance goals were set in December 2021 (Fiscal 2022) for the Fiscal 2022 performance period. The 2021 amounts for Mr. Spence include one-third of his PSU awards granted in Fiscal 2021 and one-half of his awards granted in Fiscal 2020, which are the tranches of the awards for which performance goals were set in December 2020 (Fiscal 2021) for the Fiscal 2021 performance period. The grant date fair value of the Fiscal 2022 PSU awards assuming maximum achievement of the performance conditions associated with the awards is: Mr. Spence, $10,587,950; Mr. Lazarus, $539,033; Mr. Siegel, $461,254; Ms. Bagley, $735,098; and Ms. Fraser, $338,699. Additional information regarding the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column is set forth in Note 2 to our audited consolidated financial statements included in our Annual Report.
(2)
These amounts reflect bonuses earned by our named executive officers based upon achievement of financial objectives and for Fiscal 2022, DEI goals. For more information on bonuses for Fiscal 2022, see “—Fiscal 2022 NEO Compensation Decisions” above.
(3)
In June 2020, in connection with uncertainty and challenges stemming from the COVID-19 pandemic and as part of a restructuring plan, our Board approved a temporary twenty percent (20%) reduction in the base salaries for all executive officers. These reductions applied for the period from July 1, 2020 to December 31, 2020 for Mr. Spence and July 1, 2020 to September 30, 2020 for the other NEOs.
(4)
These amounts reflect contributions made by us under our 401(k) plan, other than for Mr. Spence. These amounts also reflect a one-time cash payment of accrued paid time off in Fiscal 2020 as we transitioned to an open time off policy, in the amount of (i) $105,765 for Mr. Spence, (ii) $37,859 for Mr. Lazarus, (iii) $72,113 for Mr. Millington, and (iv) $21,694 for Ms. Bagley. For Ms. Bagley, these amounts for Fiscal 2020 also reflect monthly Surf Air membership fees in the aggregate amount of $3,513 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $2,781.
(5)
Mr. Lazarus was appointed as Interim Chief Financial Officer effective September 1, 2022 and as Chief Financial Officer effective November 15, 2022. Mr. Lazarus will remain Chief Legal Officer and Corporate Secretary until his successor is named.
(6)
These amounts reflect contributions made by us under our 401(k) plan.
(7)
Mr. Siegel informed the Company of his resignation as Chief Commercial Officer on January 18, 2023, effective February 17, 2023.
(8)
Ms. Bagley resigned as Chief Financial Officer effective September 1, 2022.
(9)
Ms. Fraser resigned as Chief People Officer effective September 8, 2022. She will continue to provide consulting services to the Company until May 31, 2023. See “Anna Fraser Consulting Agreement” below for more information. No amounts are reported in this table for Ms. Fraser for Fiscal 2020 and Fiscal 2021 because Ms. Fraser was not a named executive officer for those years.

Grants of Plan-Based Awards in Fiscal 2022 Table

The following table presents information concerning each grant of an award made to the named executive officers during the fiscal year ended October 1, 2022 under any cash or equity incentive plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date (1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (9)
Patrick Spence	Cash	—	—	—	357,500	697,125	—	—	—	—	—
	RSUs (3)	11/15/2021	11/12/2021	—	—	—	—	—	—	74,938	2,543,396
	PSUs (4)	12/20/2021	5/15/2020	—	—	—	32,895	131,579	263,158	—	3,796,054
	PSUs (5)	12/20/2021	11/15/2020	—	—	—	6,736	26,942	53,884	—	777,277
	PSUs (6)	12/20/2021	11/15/2021				6,245	24,979	49,958	—	720,644
Edward Lazarus	Cash	—	—	—	249,250	486,038	—	—	—	—	—
	RSUs (3)	11/15/2021	11/12/2021	—	—	—	—	—	—	28,027	951,236
	RSUs (7)	9/01/2022	8/31/2022	—	—	—	—	—	—	219,797	3,305,747
	PSUs (6)	12/20/2021	11/15/2021	—	—	—	2,336	9,342	18,684	—	269,517
Nicholas Millington	Cash	—	—	—	243,750	475,313	—	—	—	—	—
	RSUs (8)	2/15/2022	2/14/2022	—	—	—	—	—	—	19,919	544,187
Matthew Siegel	Cash	—	—	—	292,500	570,375	—	—	—	—	—
	RSUs (3)	11/15/2021	11/12/2021	—	—	—	—	—	—	23,981	813,915
	PSUs (6)	12/20/2021	11/15/2021	—	—	—	1,999	7,994	15,988	—	230,627
Brittany Bagley	Cash	—	—	—	283,813	553,435	—	—	—	—	—
	RSUs (3)	11/15/2021	11/12/2021	—	—	—	—	—	—	38,219	1,297,153
	PSUs (6)	12/20/2021	11/15/2021	—	—	—	3,185	12,740	25,480	—	367,549
Anna Fraser	Cash	—	—	—	213,500	416,326	—	—	—	—	—
	RSUs (3)	11/15/2021	11/12/2021	—	—	—	—	—	—	17,611	597,717
	PSUs (6)	12/20/2021	11/15/2021	—	—	—	1,468	5,870	11,740	—	169,350

(1)
For PSUs, the "grant date" is the date that the performance goals associated with the PSU awards were set by the CPD&I Committee, which is the date the fair values of such awards are determinable under ASC 718.
(2)
Reflects threshold, target and maximum bonus amounts for Fiscal 2022 performance under our Annual Cash Incentive Plan, as described in “—Fiscal 2022 NEO Compensation Decisions — Annual Cash Incentive Plan” above. Amounts actually received by the named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)
Following the vesting commencement date of November 15, 2021, 6.25% of the shares subject to the RSU grant will vest quarterly in year one; 12.5% of the shares subject to the RSU grant will vest quarterly in year two; and 6.25% of the shares subject to the RSU grant will vest quarterly in year three, in each case subject to continued service to us as of each vesting date.
(4)
The amounts shown include one-half of the PSU grant granted in Fiscal 2020, which represents the tranche of the award for which performance goals were set in December 2021 (Fiscal 2022) for the Fiscal 2022 performance period, with the threshold, target and maximum columns reflecting the number of PSUs that can be earned based upon achievement of the pre-established Company performance goal for Fiscal 2022 at 25%, 50% and 200% of target, respectively. As discussed in “—Fiscal 2022 Equity-Based Awards” above, the CPD&I Committee determined achievement of the Fiscal 2022 performance goals at 0%. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, vested on November 7, 2022, upon CPD&I Committee approval of performance attainment.
(5)
The amounts shown include one-third of the PSU grant granted in Fiscal 2021, which represents the tranche of the award for which performance goals were set in December 2021 (Fiscal 2022) for the Fiscal 2022 performance period, with the threshold, target and maximum columns reflecting the number of PSUs that can be earned based upon achievement of the pre-established Company performance goal for Fiscal 2022 at 25%, 50% and 200% of target, respectively. As discussed in “—Fiscal 2022 Equity-Based Awards” above, the CPD&I Committee determined achievement of the Fiscal 2022 performance goals at 0%. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(6)
The amounts shown include one-third of the PSU grant granted in Fiscal 2022, which represents the tranche of the award for which performance goals were set in December 2021 (Fiscal 2022) for the Fiscal 2022 performance period, with the threshold, target and maximum columns reflecting the number of PSUs that can be earned based upon achievement of the pre-established Company performance goal for Fiscal 2022 at 25%, 50% and 200% of target, respectively. As discussed in “—Fiscal 2022 Equity-Based Awards” above, the CPD&I Committee determined achievement of the Fiscal 2022 performance goals at 0%. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(7)
50% of the shares subject to the RSUs will vest on the first anniversary and 50% of the shares subject to the RSUs will vest on the second anniversary of the vesting commencement date of September 1, 2022, subject to continued service to us as of each vesting date.
(8)
The shares subject to the RSUs will vest in equal quarterly installments over one year following the vesting commencement date of February 15, 2022, subject to continued service to us as of each vesting date.
(9)
Reflects the aggregate grant date fair value of the awards granted under our 2018 Plan to our named executive officers during the fiscal year ended October 1, 2022, as computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 2 to our audited consolidated financial statements included in our Annual Report. See footnote (1) to the Summary Compensation Table.

Anna Fraser Consulting Agreement

In September 2022, we entered into a letter agreement (“Fraser Agreement”) with Anna Fraser with respect to her resignation as Chief People Officer and transition as a consultant to Sonos. Under the Fraser Agreement, Ms. Fraser will provide up to 20 hours per month of consulting services within her areas of expertise as requested by Sonos including but not limited to advice on recruiting, talent management and compensation for the period from September 9, 2022 until May 31, 2023 (the “Consulting Period”). During the Consulting Period, Ms. Fraser’s stock awards will continue to vest pursuant to their normal vesting schedules. Ms. Fraser will also be eligible to receive health, dental and vision benefits continuation until December 31, 2023 (or until earlier full-time employment) at the Company’s expense.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards held by our named executive officers as of October 1, 2022.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (20)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout value of unearned shares, units or other rights that have not vested ($) (20)
Name	Grant Date (1)
Patrick Spence	9/8/2016 (2)	10	—	13.56	9/7/2026	—	—	—	—
	11/7/2017 (2)	151,736	—	15.03	11/6/2027	—	—	—	—
	8/1/2018 (2)	200,000	—	15.00	7/31/2028	—	—	—	—
	11/19/2018 (3)	437,499	437,500	15.44	11/18/2028	—	—	—	—
	11/19/2018	—	—	—	—	23,628 (4)	328,429	—	—
	5/15/2020	—	—	—	—	365,395 (5)	5,078,991	0	0
	11/15/2020	—	—	—	—	96,710 (6)	1,344,269	26,943 (7)	374,508
	11/15/2021					60,888 (8)	846,343	49,959 (9)	694,430
Edward Lazarus	2/15/2019 (10)	175,000	25,000	11.12	2/14/2029	—	—	—	—
	2/15/2019	—	—	—	—	15,210 (11)	211,419	—	—
	5/15/2020	—	—	—	—	50,659 (12)	704,160	—	—
	11/15/2020	—	—	—	—	20,005 (13)	278,070	—	—
	11/15/2021	—	—	—	—	22,772 (14)	316,531	18,685 (9)	259,722
	9/1/2022	—	—	—	—	219,797 (15)	3,055,178	—	—
Nicholas Millington	7/1/2013 (2)	41,898	—	5.00	6/30/2023	—	—	—	—
	8/1/2014 (2)	7,730	—	11.28	7/31/2024	—	—	—	—
	7/7/2016 (2)	156,842	—	13.56	7/6/2026	—	—	—	—
	9/8/2016 (2)	193,642	—	13.56	9/7/2026	—	—	—	—
	11/14/2016 (2)	19,948	—	13.56	8/11/2025	—	—	—	—

	5/22/2017 (2)	50,000	—	13.56	5/21/2027	—	—	—	—
	5/25/2018 (2)	64,000	—	15.11	5/24/2028	—	—	—	—
	8/1/2018 (2)	43,000	—	15.00	7/31/2028	—	—	—	—
	2/15/2019	—	—	—	—	34,764 (16)	483,220	—	—
	5/15/2020	—	—	—	—	64,474 (12)	896,189	—	—
	11/15/2020	—	—	—	—	25,461 (13)	353,908	—	—
	2/15/2022	—	—	—	—	9,960 (17)	138,444	—	—
Matthew Siegel	8/1/2018 (2)	2,688	—	15.00	7/31/2028	—	—	—	—
	2/15/2019	—	—	—	—	33,678 (16)	468,124	—	—
	5/15/2020	—	—	—	—	64,474 (12)	896,189	—	—
	11/15/2020	—	—	—	—	25,461 (13)	353,908	—	—
	11/15/2021	—	—	—	—	19,485 (18)	270,842	15,988 (9)	222,233
Brittany Bagley	5/15/2019 (2)	406,250	—	10.59	5/14/2029	—	—	—	—
Anna Fraser	2/15/2017 (2)	26,716	—	13.56	2/14/2027	—	—	—	—
	5/25/2018 (2)	48,134	—	15.11	5/24/2028	—	—	—	—
	8/1/2018 (2)	37,000	—	15.00	7/31/2028	—	—	—	—
	2/15/2019	—	—	—	—	23,357 (16)	324,662	—	—
	5/15/2020	—	—	—	—	41,448 (12)	576,127	—	—
	11/15/2020	—	—	—	—	16,368 (13)	227,515	—	—
	11/15/2021	—	—	—	—	14,309 (19)	198,895	0	0

(1)
All of the outstanding stock option awards were granted under our 2003 Plan, except for those with a grant date of August 1, 2018, November 19, 2018 and February 15, 2019, which were granted under our 2018 Plan.
(2)
The options were fully vested and immediately exercisable as of October 1, 2022.
(3)
1/2 of the options vested on November 15, 2021 and the remaining 1/2 of the option vested on November 15, 2022, subject to continued employment.
(4)
1/16th of the shares subject to the RSUs vested on February 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued employment.
(5)
Consists of (i) a grant of 263,158 RSUs, with 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16 vesting quarterly thereafter, subject to continued service to us as of each vesting date, (ii) 250,263 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2021 at 190.2%, as determined by the CPD&I Committee, and (iii) 0 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2022 at 0.00%, as determined by the CPD&I Committee. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(6)
Consists of (i) a grant of 80,827 RSUs, with 1/16th of the shares subject to the RSUs vested on February 15, 2021 and an additional 1/16 vesting quarterly thereafter, subject to continued service to us as of each vesting date, (ii) 51,244 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2021 at 190.2%, as determined by the CPD&I Committee, and (iii) 0 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2022 at 0.00%, as determined by the

CPD&I Committee. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(7)
Consists of the target number of PSUs that may be earned based upon the achievement of pre-determined performance goals for Fiscal 2023, for which performance goals have not been set as of October 1, 2022. PSU awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term. This PSU award is not shown in the Fiscal 2022 Summary Compensation Table because the performance goals associated with it were not established in Fiscal 2022.
(8)
Consists of (i) a grant of 74,938 RSUs, vesting according to the following schedule: 6.25% of the shares subject to the RSU grant will vest quarterly in year one; 12.5% of the shares subject to the RSU will vest quarterly in year two; and 6.25% of the shares subject to the RSU grant will vest quarterly in year three, following the vesting commencement date of November 15, 2021 and subject to continued service to us as of each vesting date and (ii) 0 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2022 at 0.00%, as determined by the CPD&I Committee. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(9)
Consists of the target number of PSUs that may be earned based upon the achievement of pre-determined performance goals for Fiscal 2023 and the fiscal year ending September 30, 2024, for which performance goals have not been set as of October 1, 2022. PSU awards have a three-year vesting term based upon continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term. This PSU award is not shown in the Fiscal 2022 Summary Compensation Table because the performance goals associated with it were not established in Fiscal 2022.
(10)
1/4th of the options vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued employment.
(11)
Consists of a grant of (i) 69,528 RSUs, of which 1/4th of the shares subject to such RSUs vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, and (ii) 52,146 RSUs, of which 1/16th of the shares subject to such RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, each subject to continued employment.
(12)
1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued employment.
(13)
1/16th of the shares subject to the RSUs vested on February 15, 2021 and an additional 1/16th vests quarterly thereafter, subject to continued employment.
(14)
Consists of (i) a grant of 28,027 RSUs, vesting according to the following schedule: 6.25% of the shares subject to the RSU grant will vest quarterly in year one; 12.5% of the shares subject to the RSU grant will vest quarterly in year two; and 6.25% of the shares subject to the RSU grant will vest quarterly in year three, following the vesting commencement date of November 15, 2021 and subject to continued employment and (ii) 0 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2022 at 0.00%, as determined by the CPD&I Committee. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(15)
1/2 of the shares subject to the RSUs will vest on each of September 1, 2023 and September 1, 2024.
(16)
1/16th of the shares subject to the RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued employment.
(17)
1/4th of the shares subject to the RSUs vested on May 15, 2022 and an additional 1/4th vests quarterly thereafter, subject to continued employment.
(18)
Consists of (i) a grant of 23,981 RSUs, vesting according to the following schedule: 6.25% of the shares subject to the RSU grant will vest quarterly in year one; 12.5% of the shares subject to the RSU grant will vest quarterly in year two; and 6.25% of the shares subject to the RSU grant will vest quarterly in year three, following the vesting commencement date of November 15, 2021 and subject to continued employment and (ii) 0 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2022 at 0.00%, as determined by the CPD&I Committee. PSUs awards have a three-year vesting term based on continued employment, and, to the extent earned, will vest upon CPD&I Committee approval of performance attainment at the end of the three-year term.
(19)
Consists of a grant of 17,611 RSUs, vesting according to the following schedule: 6.25% of the shares subject to the RSU grant will vest quarterly in year one; 12.5% of the shares subject to the RSU grant will vest quarterly in year two; and 6.25% of the shares subject to the RSU grant will vest quarterly in year three, following the vesting commencement date of November 15, 2021 and subject to continued employment.
(20)
The market values of (i) RSU awards that have not vested, including PSU awards that have been earned based on the achievement of pre-established Company performance goals, and (ii) other PSU awards (at target) are calculated by multiplying the number of shares shown in the table by $13.90, the closing market price of shares of our common stock on September 30, 2022, the last trading day of Fiscal 2022.

Fiscal 2022 Option Exercises and Stock Vested Table

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and the vesting of RSUs during Fiscal 2022 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick Spence	1,251,697	23,890,874	194,557	4,954,322
Edward Lazarus	—	—	126,142	3,063,650
Nicholas Millington	—	—	180,277	4,411,403
Matthew Siegel	316,283	2,138,508	172,641	4,259,853
Brittany Bagley	—	—	143,141	3,654,373
Anna Fraser	—	—	133,606	3,261,060

(1)
The value realized on exercise reflects the difference between the fair market value of our common stock at the time of exercise on the exercise date and the exercise price of the option. Amounts shown are presented on an aggregate basis for all exercises that occurred during Fiscal 2022.
(2)
The value realized on vesting is based on the number of shares underlying the RSU awards that vested during Fiscal 2022 multiplied by the closing market price of a share of our common stock on the applicable vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing market price on the trading day immediately prior to the applicable vesting date.

Potential Payments upon Termination or Change in Control

We do not have contracts, arrangements or agreements with any of our named executive officers providing severance payments or benefits upon a termination of employment or change in control, other than the acceleration of vesting of unvested options, RSUs or PSUs under the terms of our 2018 Plan upon an involuntary termination of employment within a certain period of time prior to or following a change in control. See “—Employment, Severance and Change in Control Agreements” above for more details.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2022, which was September 30, 2022, and that the price per share of our common stock was the closing price on The Nasdaq Global Select Market as of that date, which was $13.90 per share. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event were to occur on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Under the Fraser Agreement, Ms. Fraser’s stock awards will continue to vest pursuant to their normal vesting schedules during the Consulting Period and Ms. Fraser will be eligible to receive health, dental and vision benefits continuation until December 31, 2023 (or until earlier full-time employment) at the Company’s expense (estimated to be approximately $10,793 in the aggregate through December 31, 2023). Ms. Bagley, Ms. Fraser and Mr. Siegel did not receive any other payments or benefits in connection with their resignations effective as of September 1, 2022, September 8, 2022, and February 17, 2023, respectively, and are not included in the table below given such resignations.

Qualifying Termination Within Two Months Prior to, or Within Twelve Months Following, a Change of Control (1)
Name	Acceleration of Equity Vesting ($) (2)
Patrick Spence (3)	8,666,970
Edward Lazarus	4,894,579
Nicholas Millington	1,871,760

(1)
As used herein, a “Qualifying Termination” means either an involuntary termination of employment without cause or a voluntary resignation for good reason, in each case under the terms of the applicable award agreement. All options granted to our NEOs under the 2003 Plan have fully vested.
(2)
The value for stock option awards is calculated by multiplying (i) the number of unvested shares underlying such stock options that would be subject to an acceleration of vesting by (ii) the difference between $13.90 (the per share closing stock price on September 30, 2022, the last trading date of Fiscal 2022) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of shares underlying unvested RSUs that would be subject to an acceleration of vesting by (ii) $13.90 (the per share closing stock price on September 30, 2022, the last trading date of Fiscal 2022). The value for PSU awards is calculated by multiplying (i) the number of shares underlying unvested PSUs that would be subject to an acceleration of vesting (determined as described in the parenthetical below) by (ii) $13.90 (the per share closing stock price on September 30, 2022, the last trading date of Fiscal 2022). If the acquirer in a change in control transaction does not assume the PSUs, the PSUs will vest in full on such transaction (at target for any PSUs for which the performance period has not been completed and based on the number of PSUs that have been earned by their terms for any performance period that has been completed).
(3)
The amounts shown include no value for 437,500 unvested stock option awards with a grant date of November 19, 2018 and an exercise price of $15.44 as they are underwater as of the last trading day of Fiscal 2022.

CEO Pay Ratio

For Fiscal 2022, the median of the annual total compensation of all employees of our company (other than our CEO) was $161,142, and the annual total compensation of our CEO, Patrick Spence, was $8,411,949. Based on this information, for Fiscal 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 52 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee,” we used the following methodology and material assumptions, adjustments and estimates:

•
We selected October 1, 2022 as the date upon which we would identify our median employee.
•
As of October 1, 2022, our employee population consisted of approximately 1,844 individuals, of which 1,312 were in the United States and 532 were outside of the United States. In determining our employee population, we considered our worldwide employees as of October 1, 2022, whether employed on a full-time, part-time, temporary or seasonal basis.
•
To identify our “median employee,” we looked at the total direct compensation for Fiscal 2022 for all active employees, which for this purpose included each such employee's Fiscal 2022 annual base salary (or, in the case of non-salaried employees, hourly rate multiplied by his or her Fiscal 2022 work schedule) plus his or her Fiscal 2022 target bonus plus the actual accounting value of his or her Fiscal 2022 equity awards, if any, and annualized the compensation of any employees who started after the first day of our Fiscal 2022.
•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2022 in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $161,142.

With respect to the annual total compensation for our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of October 1, 2022 with respect to compensation plans under which shares of our common stock may be issued. The equity compensation plans approved by our stockholders include our 2003 Plan, our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”).

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	19,509,136 (1)	13.37 (2)	53,539,597 (3)
Equity compensation plans not approved by security holders	—	N/A	—
Total	19,509,136	13.37	53,539,597

(1)
Includes 10,802,882 stock options outstanding under the 2003 Plan and the 2018 Plan, and 8,308,177 RSUs and 398,077 PSUs outstanding under the 2018 Plan, each as of October 1, 2022.
(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs or PSUs, which each have no exercise price.
(3)
Includes 38,593,443 shares available for issuance under the 2018 Plan and 14,946,154 shares available for issuance under the ESPP. There are no shares of common stock available for issuance under the 2003 Plan, but the 2003 Plan will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2003 Plan or the 2018 Plan that cease to be subject to such awards or that are forfeited or repurchased at their original issue price, and any shares of common stock that are subject to outstanding awards under the 2018 Plan that are surrendered pursuant to an exchange program or otherwise terminate without being reissued, in each case, will generally be available for future grant and issuance as shares of common stock under the 2018 Plan; however, shares subject to awards under the 2003 Plan or the 2018 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will not become available for future grant or sale under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1 of each year through 2028 by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31 (rounded to the nearest whole share) and (ii) a number of shares determined by our Board. The ESPP is not currently in effect, but rather allows our CPD&I Committee to select a future date, if at all, upon which to implement the ESPP. The number of shares reserved for issuance under the ESPP automatically increases on January 1 of each year through 2028 by the number of shares equal to 2% of the total number of outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31. However, our Board may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of the ESPP will not exceed 40,000,000 shares of our common stock. Pursuant to these provisions, an additional 7,568,506 and 3,027,402 shares of common stock were added to the 2018 Plan and ESPP, respectively, effective January 1, 2022, which are reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Our written related party transactions policy states that a “Related Party” is not permitted to enter into a material related party transaction with us without the prior review and approval of our Audit Committee. Pursuant to the policy, our Audit Committee must review, consider and approve any request for us to enter into a transaction with any Related Party in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, the relationship of the Related Party to us, the Related Party's interest in the transaction, the approximately dollar value of the transaction, the potential benefit to us, and the terms of the transaction and the terms available from unrelated third parties. In the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest, a committee comprised solely of independent directors will review such transaction request.

A “Related Party” is any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any immediate family members of the foregoing persons.

In Fiscal 2022, we were not party to any transaction or series of transactions which required review or approval under our related party transactions policy or disclosure under applicable SEC rules.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended October 1, 2022, other than a Form 4 for Mr. Spence for the award of PSUs based on achievement of Fiscal 2021 goals that was inadvertently filed late due to an administrative error.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the fiscal year ended October 1, 2022. Our Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Our Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended October 1, 2022 for filing with the SEC.

Submitted by the Audit Committee

Karen Boone, Chair

Julius Genachowski

Panos Panay

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations for the 2024 Annual Meeting

Our restated bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Corporate Secretary. In order to be included in the proxy statement for our Annual Meeting of Stockholders to be held in 2024 (the “2024 Annual Meeting”), stockholder proposals must be received by our Corporate Secretary no later than September 21, 2023 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Our restated bylaws provide that stockholders may present a proposal to be considered at an annual meeting or nominate a director by providing timely notice to our Corporate Secretary. To be timely for our 2024 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101 between 5:00 p.m. Pacific Time on November 24, 2023 and 5:00 p.m. Pacific Time on December 24, 2023. For each matter the stockholder proposes to bring before the annual meeting, a stockholder’s notice to the Corporate Secretary must set forth the information required by our restated bylaws.

In addition to satisfying the requirements under our restated bylaws, stockholders who intend to solicit proxies in support of director nominees other than Sonos’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than Sonos’ nominees) to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to Sonos at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 Annual Meeting, no later than January 9, 2024). However, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting and the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our restated bylaws and other applicable requirements.

A copy of our restated bylaws is available as Exhibit 3.2 to our Form 10-Q filed September 11, 2018.

Available Information

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended October 1, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Sonos, Inc.

614 Chapala Street

Santa Barbara, CA 93101

Attn: Investor Relations

Our annual report on Form 10-K for Fiscal 2022 is also available at https://investors.sonos.com under “SEC Filings” in the “Reports & Filings” section of our website.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available via the internet, and you can submit your stockholder votes online or by telephone. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

•
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
•
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may contact American Stock Transfer & Trust Company, LLC, our transfer agent, through its website at www.astfinancial.com or by phone at (800) 937-5449.

“Householding”: Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Investor Relations department via email at IR@sonos.com, by mail at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Investor Relations, or by telephone at (805) 965-3001.

Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

As of the date of this Proxy Statement, our Board does not intend to present, and has not been informed that any other person intends to present, any matter before the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,

Edward Lazarus

Chief Financial Officer, Chief Legal Officer and Corporate Secretary

Santa Barbara, California

January 19, 2023

Annex A: Reconciliation of Non-GAAP Items

We have provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to stockholders and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making.

Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Stockholders are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the tables below. The most directly comparable financial measure calculated under U.S. GAAP for adjusted EBITDA is net income (loss). We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and other items that we do not consider representative of our underlying operating performance. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as net cash from operations less purchases of property and equipment and intangible assets. We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, dollars in thousands except percentages)
	Three Months Ended		Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595
Add (deduct):
Depreciation and amortization	10,805	8,093	38,504	33,882
Stock-based compensation expense	18,177	15,372	75,640	62,127
Interest income	(1,070)	(33)	(1,655)	(146)
Interest expense	168	67	552	592
Other (income) expense, net	8,364	2,271	21,905	(2,407)
Provision for (benefit from) income taxes	(3,459)	(5,106)	1,347	(1,670)
Restructuring and related expenses(1)	—	165	—	(2,446)
Legal and transaction related costs(2)	5,529	5,028	22,873	30,058
Adjusted EBITDA	$ (25,553)	$ 17,113	$ 226,549	$ 278,585
Revenue	$ 316,290	$ 359,539	$ 1,752,336	$ 1,716,744
Adjusted EBITDA margin	(8.1)%	4.8%	12.9%	16.2%

(1) Restructuring and related expenses for the twelve months ended October 2, 2021, include a gain of $2.8 million, related to our negotiation for the early termination of a facility lease that was part of the 2020 restructuring plan. The gain represents the difference between the related operating lease liability and previously accrued restructuring expenses versus the early termination payment.

(2) Legal and transaction related costs consist of expenses related to our intellectual property litigation against Alphabet Inc. and Google LLC as well as legal and transaction costs associated with our acquisition activity, which we do not consider representative of our underlying operating performance.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(unaudited, in thousands, except share and per share amounts)
	Three Months Ended		Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Reconciliation of GAAP net income (loss)
GAAP net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595
Stock-based compensation expense	18,177	15,372	75,640	62,127
Restructuring and related expenses	—	165	—	(2,446)
Legal and transaction related costs	5,529	5,028	22,873	30,058
Non-GAAP net income (loss)	$ (40,361)	$ 11,821	$ 165,896	$ 248,334

Reconciliation of net income (loss) per share
GAAP net income (loss) per share, diluted	$ (0.50)	$ (0.07)	$ 0.49	$ 1.13
Non-GAAP adjustments to net income (loss) per share	$ 0.19	$ 0.15	$ 0.72	$ 0.64
Non-GAAP net income (loss) per share, diluted	$ (0.32)	$ 0.08	$ 1.20	$ 1.77
Weighted-average shares used in GAAP and non-GAAP per share calculation, diluted	127,104,659	126,351,433	137,762,078	140,309,152
Note: Certain figures may not sum due to rounding

Reconciliation of Cash Flows Provided by (Used in) Operating Activities to Free Cash Flow
(unaudited, dollars in thousands)
	Three Months Ended		Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Cash flows provided by (used in) operating activities	$ (103,917)	$ 6,486	$ (28,260)	$ 253,226
Less: Purchases of property and equipment, intangible and other assets	(21,269)	(10,739)	(46,216)	(45,531)
Free cash flow	$ (125,186)	$ (4,253)	$ (74,476)	$ 207,695

w SCAN TO VIEW MATERIALS & VOTE SONOS, INC. 614 CHAPALA STREET SANTA BARBARA, CA 93101 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SONO2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 8, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D95283-P82564 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SONOS, INC. The Board of Directors recommends you vote FOR ALL NOMINEES for the election of the three Class II directors ! ! ! 1. Election of Directors ` Nominees: 01) Thomas Conrad 02) Julius Genachowski 03) Michelangelo Volpi For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sonos' independent registered accounting firm for the fiscal year ending September 30, 2023 ! ! ! 3. Advisory approval of the named executive officer compensation (the say-on-pay vote) NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D95284-P82564 SONOS, INC. Annual Meeting of Stockholders March 9, 2023 10:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Patrick Spence and Edward Lazarus, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided herein, all the shares of the common stock of Sonos, Inc. to which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Sonos, Inc. to be held on March 9, 2023 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i.e. FOR ALL NOMINEES listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side